  Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-268761
PROSPECTUS SUPPLEMENT
(to Prospectus dated January 4, 2023)
Altisource Portfolio Solutions S.A.
4,861,111 Shares of Common Stock
We are offering 4,861,111 shares of our common stock, $1.00 par value per share, in this offering.
Our common stock is listed on The Nasdaq Global Select Market under the symbol “ASPS.” On September 6, 2023, the last reported sale price of our common stock on The Nasdaq Global Select Market was $4.19 per share.
We are now subject to General Instruction I.B.6 of Form S-3, which limits the amounts that we may sell under the registration statement of which this prospectus supplement and the accompanying prospectus form a part to no more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million. The aggregate market value of our common stock held by non-affiliates is $60,658,419, which was calculated based on 9,674,389 shares of our outstanding common stock held by non-affiliates on July 21, 2023 at a price of $6.27 per share, the closing price of our common stock on July 21, 2023 (a date within 60 days of the date hereof), calculated in accordance with General Instruction I.B.6 of Form S-3. Accordingly, as of the date of this prospectus supplement, the aggregate amount of securities we are permitted to sell pursuant to General Instruction I.B.6 of Form S-3 is $20,219,473.
Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-6 of this prospectus supplement and under similar headings in the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus for a discussion of certain risks you should consider before investing in our common stock.
	Per Share	Total
Public offering price	$3.60	$17,499,999.60
Underwriting discounts and commissions(1)	$0.216	$1,025,999.78
Proceeds to us, before expenses	$3.384	$16,473,999.82

(1)
See the section of this prospectus supplement entitled “Underwriting” for a description of the compensation payable to the underwriter. No underwriting fee was charged on 111,112 shares purchased by certain of our existing shareholders, directors and officers. As such, the underwriting discounts and comissions will be reduced by an amount equal to $24,000.19 resulting in a final underwriting fee of $1,025,999.78 or $1,183,499.64 if the underwriters exercise their option in full to purchase additional shares of our common stock.

We have granted the underwriters a 30-day option to purchase up to an additional 729,166 shares of common stock from us at the public offering price per share, less underwriting discounts and commissions.
Certain of our existing shareholders, directors and officers (collectively, the “Existing Investors”) have indicated an interest in purchasing an aggregate of 111,112 shares of common stock in this offering at the public offering price. Additionally, entities affiliated with B. Riley Securities, Inc. (“B. Riley Securities”) have indicated an interest in participating in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no shares in this offering to any of these investors, or any of these investors may determine to purchase more, less or no shares in this offering.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares of common stock to the investors against payment on or about September 12, 2023.
Sole Book-Running Manager

B. Riley Securities
The date of this prospectus supplement is September 7, 2023.

PROSPECTUS SUPPLEMENT
PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying base prospectus are part of a “shelf” registration statement on Form S-3 (File No. 333-268761) that we filed with the U.S. Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. This prospectus supplement describes the specific terms of this offering. The accompanying base prospectus, including the documents incorporated by reference therein, provides general information about us, some of which, such as the section therein entitled “Plan of Distribution,” may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both this prospectus supplement and the accompanying base prospectus, combined.
We urge you to carefully read this prospectus supplement, the accompanying base prospectus, the documents incorporated by reference herein and therein and the additional information under the heading “Incorporation of Certain Information Incorporated by Reference” before buying any of the securities being offered under this prospectus supplement. These documents contain information you should consider when making your investment decision.
You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement may add, update or change information contained in the accompanying base prospectus. To the extent any information in this prospectus supplement is inconsistent with the accompanying base prospectus, you should rely on the information in this prospectus supplement. The information in this prospectus supplement will be deemed to modify or supersede the information in the accompanying base prospectus and the documents incorporated by reference therein, except for those documents incorporated by reference therein which we file with the SEC after the date of this prospectus supplement.
You should rely only on the information that we have included or incorporated by reference in this prospectus supplement. We have not, and the underwriters have not, authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement. This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.
You should not assume that the information contained in this prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference herein or therein is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement is delivered, or securities are sold, on a later date.
When we refer to “Altisource,” “we,” “our,” “us” and the “Company” in this prospectus supplement, we mean Altisource Portfolio Solutions S.A., a Luxembourg société anonyme, or public limited liability company, together with its subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable series of securities.
This prospectus supplement includes trademarks, tradenames, and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.
This prospectus supplement contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been or will be filed or have been or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement forms a part, and you may obtain copies of those documents as described in this prospectus supplement under the heading “Incorporation of Certain Information by Reference.”

PROSPECTUS SUPPLEMENT SUMMARY
Overview
We are an integrated service provider and marketplace for the real estate and mortgage industries. Combining operational excellence with a suite of innovative services and technologies, Altisource helps solve the demands of the ever-changing markets we serve.
We are focused on becoming the premier provider of mortgage and real estate marketplaces and related technology enabled solutions to a broad and diversified customer base of residential real estate and loan investors, servicers, and originators. The real estate and mortgage marketplaces represent very large markets, and we believe our scale and suite of offerings provide us with competitive advantages that could support our growth. As we navigate the COVID-19 pandemic and its impacts on our business, we continue to evaluate our strategy and core businesses and seek to position our businesses to provide long term value to our customers and shareholders.
Each of our business segments provides Altisource the potential to grow and diversify our customer and revenue base. We believe these business segments address very large markets and directly leverage our core competencies and distinct competitive advantages.
Servicer and Real Estate:   Through our offerings that support residential real estate and loan investors and servicers, we provide a suite of solutions and technologies intended to meet their growing and evolving needs. We are focused on growing referrals from our existing customer base and attracting new customers to our offerings. We have a customer base that includes government-sponsored enterprises, asset managers, and several large bank and non-bank servicers including Ocwen Financial Corporation (“Ocwen”) and Rithm Capital Corp. (“Rithm”). We believe we are one of only a few providers with a broad suite of servicer solutions, nationwide coverage and scalability. Further, we believe we are well positioned to gain market share from existing and new customers as they consolidate to larger, full-service providers or outsource services that have historically been performed in-house.
Origination:   Through our offerings that support mortgage loan originators (or other similar mortgage market participants), we provide a suite of solutions and technologies to meet the evolving and growing needs of lenders, mortgage purchasers and securitizers. We are focused on growing business from our existing customer base, attracting new customers to our offerings and developing new offerings. We have a customer base that includes the Lenders One cooperative members, which includes independent mortgage bankers, credit unions, and banks, as well as bank and non-bank loan originators. We believe our suite of services, technologies and unique access to the members of the Lenders One mortgage cooperative position us to grow our relationships with our existing customer base by growing membership of Lenders One, increasing member adoption of existing solutions and developing and cross-selling new offerings. Further, we believe we are well positioned to gain market share from existing and new customers as customers and prospects look to Lenders One to help them improve their profitability and better compete.
Corporate and Others:   Includes interest expense and costs related to corporate functions including executive, infrastructure and certain technology groups, finance, law, compliance, human resources, vendor management, facilities, risk management and eliminations between reportable segments.
Recent Developments
On December 12, 2022, we entered into a sales agreement (the “Sales Agreement”) with Guggenheim Securities, LLC (“Guggenheim”), pursuant to which we may offer and sell, from time to time, through Guggenheim, acting as agent, shares of our common stock having an aggregate offering price of up to $25,000,000. Upon the closing of this offering, we will exercise our right to terminate the Sales Agreement and will not undertake any sales pursuant to the Sales Agreement for any applicable notice period until the termination of the Sales Agreement.
Corporate Information
The statutory seat of Altisource Portfolio Solutions S.A. is in the Grand Duchy of Luxembourg (“Luxembourg”). Our office address and our principal executive office is located at 33, Boulevard Prince Henri, L-1724 Luxembourg, Grand Duchy of Luxembourg and our telephone number is +(352) 20 60 20 55.

We file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and other information with the SEC. These filings are available to the public on the SEC’s website at www.sec.gov.
Our principal Internet address is www.altisource.com and we encourage investors to use it as a way to easily find information about us. We promptly make the reports we file or furnish with the SEC, corporate governance information (including our Code of Business Conduct and Ethics), select press releases and other related information available on this website. The contents of our website are available for informational purposes only and are not incorporated by reference into, nor are they in any way part of, this prospectus supplement and should not be relied upon in connection with making any decision with respect to an investment in our securities.
We are a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and may choose to take advantage of certain of the scaled disclosure requirements available for smaller reporting companies in this prospectus supplement as well as our filings under the Exchange Act.

THE OFFERING
Common stock offered by us
4,861,111 shares
Common stock outstanding before this offering
20,865,944 shares.
Common stock to be outstanding immediately after this offering
25,727,055 shares (or 26,456,221 shares if the underwriters exercise their option in full to purchase additional shares of our common stock).
Underwriter’s option to purchase additional shares of common stock
We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional 729,166 shares of common stock from us.
Public offering price
$3.60 per share
Indication of Interest
The Existing Investors have indicated an interest in purchasing an aggregate of 111,112 shares of common stock in this offering at the public offering price. Additionally, entities affiliated with B. Riley Securities have indicated an interest in participating in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no shares in this offering to any of these investors, or any of these investors may determine to purchase more, less or no shares in this offering.
Use of proceeds
We estimate that the net proceeds from this offering will be approximately $15.84 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, including repayment of $10.0 million of our indebtedness under our Credit Agreement. See “Use of Proceeds” on page S-10 of this prospectus supplement.
The Nasdaq Global Select Market symbol
“ASPS”
Risk factors
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-6 of this prospectus supplement and other information included or incorporated in this prospectus supplement for a discussion of factors you should carefully consider before investing in our securities.
According to United States generally accepted accounting principles (“U.S. GAAP”), the number of shares of our common stock outstanding before this offering and that will be outstanding immediately after this offering is based on 20,865,944 shares of our common stock issued and outstanding as of June 30, 2023.
The number of shares of our common stock that will be outstanding immediately after this offering excludes:
•
742,989 shares of our common stock issuable upon the exercise of stock options outstanding as of June 30, 2023 at a weighted-average exercise price of $27.02 per share;

•
1,329,796 shares of our common stock issuable upon the vesting of our restricted stock and restricted stock units as of June 30, 2023;

•
9,096,804 shares of our common stock held as treasury stock as of June 30, 2023; and

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2,578,743 shares of our common stock (“Warrant Shares”) issuable upon the exercise of warrants (“Warrants”) outstanding as of June 30, 2023 issued to existing lenders under the Credit Agreement on February 14, 2023 in connection with an amendment to the Credit Agreement. We initially issued Warrants to purchase 3,223,851 Warrant Shares to existing lenders under the Credit Agreement. The Warrant Shares were subsequently reduced to 2,578,743 as a result of payments of $20 million made by us in February 2023 toward the determination of aggregate paydowns under the Credit Agreement. The number of Warrant Shares is subject to further reduction to 1,612,705 if the amount of par paydown we make on the Credit Agreement in the aggregate using proceeds of junior capital raises prior to February 14, 2024 is not less than $10 million. The maturity date of the senior secured term loans under the Credit Agreement is April 30, 2025. If aggregate paydowns are equal to or greater than $30 million, then (subject to the representations and warranties being true and correct as of such date and there being no default or event of default being in existence as of such date) the maturity date of the senior secured term loans under the Credit Agreement may be extended at the Company’s option to April 30, 2026. Such extension is conditioned upon the Company’s payment of a 2% payment-in-kind extension fee. The exercise price per share of common stock under each Warrant is equal to $0.01.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase up to an additional 729,166 shares of common stock.

RISK FACTORS
Investment in any securities offered pursuant to this prospectus supplement involves risks. Before deciding whether to invest in our common stock, you should carefully consider the risks described below and those discussed under the section captioned “Risk Factors” contained in our most recent Annual Report on Form 10-K and in our most recent Quarterly Reports on Form 10-Q, as well as any amendments thereto, which are incorporated by reference into this prospectus supplement in their entirety, together with other information in this prospectus supplement, the documents incorporated by reference herein, and any free writing prospectus that we may authorize for use in connection with a specific offering. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.
Risks Related to this Offering
Issuances of shares of common stock, including upon the vesting of restricted stock units, or securities convertible into or exercisable for shares of common stock following this offering, as well as the exercise of options, will dilute your ownership interests and may adversely affect the future market price of our common stock.
We may seek additional capital through a combination of private and public equity offerings, debt financings and other offerings, which may cause your ownership interest to be diluted. In addition, as of June 30, 2023, there were options to purchase 742,989 shares of our common stock outstanding at a weighted average exercise price of $27.02, 1,329,796 shares of our common stock issuable upon the vesting of our restricted stock and restricted stock units and warrants to purchase 2,578,743 shares of our common stock. If these securities are exercised or shares issued, you may incur further dilution. Moreover, to the extent that we issue additional options or warrants to purchase, or securities convertible into or exchangeable for, shares of our common stock in the future and those options, warrants or other securities are exercised, converted or exchanged, stockholders may experience further dilution.
Management expects to have broad discretion over a portion of the use of the proceeds from this offering, and may not use the proceeds effectively.
Our management expects to have broad discretion as to the application of a portion of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of the offering. Our management may use the net proceeds for corporate purposes that may not ultimately improve our financial condition or market value. Pending use, we may invest any net proceeds from this offering in a manner that does not produce income or loses value. Please see the section entitled “Use of Proceeds” on page S-10 of this prospectus supplement for further information.
Future sales of our common stock, or the perception that such future sales may occur, may cause our stock price to decline.
Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales could occur, following this offering could cause the market price of our common stock to decline. A substantial majority of the outstanding shares of our common stock are, and the shares of common stock sold in this offering upon issuance will be, freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”).
We expect to have broad discretion to determine how to use a portion of the funds raised in this offering, and may use them in ways that may not enhance our operating results or the price of our common stock.
Our management expects to have broad discretion over the use of a portion of the proceeds from this offering, and we could spend the proceeds from this offering in ways our stockholders may not agree with or that do not yield a favorable return, if at all. We intend to use the net proceeds from this offering for general corporate purposes, including repayment of $10.0 million of our indebtedness under our Credit Agreement. See “Use of Proceeds” beginning on page S-10 of this prospectus supplement for additional detail. However, our use of these proceeds may differ substantially from our current plans. If we do not invest or apply the proceeds from this offering in ways that improve our operating results, we may fail to achieve expected financial results, which could cause our stock price to decline.

We do not expect to pay dividends in the foreseeable future. As a result, you must rely on stock appreciation for any return on your investment.
We have never declared or paid cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will also depend on our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors. Accordingly, you will have to rely on capital appreciation, if any, to earn a return on your investment in our common stock.
Risks Related to Our Common Stock
We may take advantage of specified reduced disclosure requirements applicable to a “smaller reporting company” under Regulation S-K, and the information that we provide to stockholders may be different than they might receive from other public companies.
We are a “smaller reporting company,” as defined under Regulation S-K. As a smaller reporting company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include, among other things, scaled disclosure requirements, including simplified executive compensation disclosures and certain other decreased disclosure obligations in our SEC filings.
We intend to continue to take advantage of certain of the scaled disclosure requirements of smaller reporting companies. We may continue to take advantage of these allowances until we are no longer a smaller reporting company. Therefore, the information that we provide stockholders may be different than one might get from other public companies. Further, if some investors find our shares of common stock less attractive as a result, there may be a less active trading market for our shares of common stock and the market price of such shares of common stock may be more volatile.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement and the documents incorporated by reference may contain forward- looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act about us and our subsidiary. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “could,” “should,” “projects,” “plans,” “goal,” “targets,” “potential,” “estimates,” “pro forma,” “seeks,” “intends” or “anticipates” or the negative thereof or comparable terminology, although not all forward-looking statements contain these identifying words. Forward-looking statements include, but are not limited to, statements concerning:
•
assumptions related to sources of liquidity and the adequacy of financial resources;

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assumptions about our ability to grow our business, including executing on our strategic initiatives;

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assumptions about our ability to improve margins and affect anticipated expense reductions in response to lower revenue due to COVID-19 or other factors;

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assumptions about the variable nature of our cost structure that would allow us to realign our cost structure in line with revenue;

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assumptions regarding the impact of seasonality;

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assumptions regarding the impacts of the COVID-19 pandemic and the timeliness and effectiveness of actions taken in response thereto;

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estimates regarding our effective tax rate;

•
our use of proceeds from this offering;

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assumptions regarding the status of our relationship with Ocwen and Rithm; and

•
estimates regarding our reserves and valuations.

You should read this prospectus supplement and the documents incorporated by reference completely and with the understanding that our actual future results may be materially different from what we currently expect. Our business and operations are and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the risk factors discussed under the heading “Risk Factors” contained in this prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus supplement.
You should assume that the information appearing in this prospectus supplement or related free writing prospectus and any document incorporated herein by reference is accurate as of its date only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events.

MARKET AND INDUSTRY DATA
Unless otherwise indicated, we have based the information concerning our industry contained in this prospectus supplement and incorporated by reference herein on our general knowledge of and expectations concerning the industry, which involve risks and uncertainties and are subject to change based on various factors, including those discussed in the “Risk Factors” section of this prospectus supplement and in the other information contained or incorporated by reference in this prospectus supplement. These and other factors could cause the information concerning our industry to differ materially from those expressed in this prospectus supplement and incorporated by reference herein.

USE OF PROCEEDS
We estimate that the net proceeds from the sale of the securities in this offering will be approximately $15.84 million (or $18.31 million if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering for general corporate purposes, including repayment of $10.0 million of our indebtedness under our credit agreement, dated April 3, 2018, pursuant to which we borrowed $412.0 million in the form of Term B Loans (as amended, the “Credit Agreement”) and to the extent any proceeds are remaining, for general corporate purposes. As of June 30, 2023, the interest rate in effect on the $229.8 million of outstanding borrowings under the Credit Agreement is equal to SOFR plus 5.0% plus 4.5% payable in kind (“PIK”). The borrowings under the Credit Agreement mature in April 30, 2025.

CAPITALIZATION
The following table sets forth our consolidated cash and cash equivalents, equity and total capitalization as of June 30, 2023:
•
on an actual basis; and

•
on an as adjusted basis to give effect to our issuance and sale of shares of our common stock in this offering at the public offering price of $3.60 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The “As Adjusted” column assumes that the underwriters do not exercise their option to purchase additional shares.
You should read the data set forth in the table below in conjunction with the section of this prospectus supplement under the caption “Use of Proceeds” as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and other financial information included or incorporated by reference in this prospectus supplement.
	As of June 30, 2023 (unaudited) (in thousands, except per share amounts)
	Actual	As Adjusted
Cash and cash equivalents	$35,041	$40,880
Long-term debt	217,881	207,881
Equity (deficit):
Common stock ($1.00 par value; 100,000 shares authorized, 29,963 issued and 20,866 outstanding as of June 30, 2023; 16,129 outstanding as of December 21, 2022)	29,963	34,824
Additional paid-in capital	167,946	178,924
Retained earnings	75,104	75,104
Treasury stock, at cost (9,097 shares as of June 30, 2023 and 9,284 shares as of December 31, 2022)	(401,774)	(401,774)
Altisource deficit	(128,761)	(112,922)
Non-controlling interests	666	666
Total deficit	(128,095)	(112,256)
Total liabilities and deficit	$164,556	$170,395
The above table is based on 20,865,944 shares of common stock outstanding as of June 30, 2023, according to U.S. GAAP and excludes:
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742,989 shares of our common stock issuable upon the exercise of stock options outstanding as of June 30, 2023 at a weighted-average exercise price of $27.02 per share; and

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1,329,796 shares of our common stock issuable upon the vesting of our restricted stock and restricted stock units as of June 30, 2023; and

•
2,578,743 Warrant Shares issuable upon the exercise of Warrants outstanding as of June 30, 2023 issued to existing lenders under the Credit Agreement on February 14, 2023 in connection with an amendment to the Credit Agreement. We initially issued Warrants to purchase 3,223,851 Warrant Shares to existing lenders under the Credit Agreement. The Warrant Shares were subsequently reduced to 2,578,743 as a result of payments of $20 million made by us in February 2023 toward the determination of aggregate paydowns under the Credit Agreement. The number of Warrant Shares is subject to further reduction to 1,612,705 if the amount of par paydown we make on the Credit Agreement in the aggregate using proceeds of junior capital raises prior to February 14, 2024 exceeds $10 million. The maturity date of the senior secured term loans under the Credit Agreement is April 30, 2025. If aggregate paydowns are equal to or greater than $30 million, then (subject to the representations and warranties being true and correct as of such date and there being no default or event of default being in existence as of such date) the maturity date of the senior secured term loans under the Credit Agreement may be extended at the Company’s option to April 30, 2026. Such extension is conditioned upon the Company’s payment of a 2% payment-in-kind extension fee. The exercise price per share of common stock under each Warrant is equal to $0.01.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion describes certain U.S. federal income tax consequences to U.S. Holders (as defined below) of an investment in the common stock. This summary applies only to U.S. Holders that acquire our common stock in exchange for cash, hold such common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and have the U.S. dollar as their functional currency.
This discussion is based on the tax laws of the United States as in effect on the date of this prospectus supplement, including the Code and U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus supplement, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, and any such change could apply retroactively and could affect the U.S. federal income tax consequences described below. The statements in this prospectus supplement are not binding on the U.S. Internal Revenue Service (the “IRS”), or any court, and thus we can provide no assurance that the U.S. federal income tax consequences discussed below will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. Furthermore, this summary does not address any estate or gift tax consequences, any state, local or non-U.S. tax consequences or any other tax consequences other than U.S. federal income tax consequences.
The following discussion does not describe all the tax consequences that may be relevant to any particular investor or to persons in special tax situations such as:
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banks and certain other financial institutions;

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regulated investment companies;

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real estate investment trusts;

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insurance companies;

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broker-dealers;

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traders that elect to mark the common stock to market;

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tax-exempt entities;

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persons liable for alternative minimum tax or the Medicare contribution tax on net investment income;

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U.S. expatriates;

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persons holding common stock as part of a straddle, hedging, constructive sale, conversion or integrated transaction;

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persons that actually or constructively own 10% or more of our shares by vote or value;

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persons subject to special tax accounting rules who are required to take any item of gross income with respect to the common stock into account no later than when it is taken into account in an applicable financial statement;

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persons that are resident or ordinarily resident in or have a permanent establishment in a jurisdiction outside the United States;

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persons who acquired common stock pursuant to the exercise of any employee share option or otherwise as compensation; or

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persons holding common stock through partnerships or other pass-through entities or arrangements.

PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF COMMON STOCK.

As used herein, the term “U.S. Holder” means a beneficial owner of common stock that, for U.S. federal income tax purposes, is or is treated as:
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an individual who is a citizen or resident of the United States;

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a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The tax treatment of a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds common stock generally will depend on such partner’s status and the activities of the partnership. A U.S. Holder that is a partner in such partnership should consult its advisor.
Taxation of Distributions
Subject to the passive foreign investment company (“PFIC”) considerations discussed below under “— Passive Foreign Investment Company Considerations,” the gross amount of distributions made by us with respect to common stock (including the amount of any non-U.S. taxes withheld therefrom) generally will constitute dividend income in the year received, to the extent such distributions are paid out of the our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions will be reported as dividends for U.S. federal income tax purposes. Such dividends will not be eligible for the dividends-received deduction allowed to U.S. corporations with respect to dividends received from other U.S. corporations. If we are not classified as a PFIC, dividends received by non-corporate U.S. Holders should be treated as “qualified dividend income,” which is taxed at the lower applicable capital gains rate.
Dividends on the common stock generally will constitute foreign source income for foreign tax credit limitation purposes. Subject to certain complex conditions and limitations, Luxembourg taxes withheld on any distributions on the common stock may be eligible for credit against a U.S. Holder’s U.S. federal income tax liability or, at such U.S. Holder’s election, may be eligible for as a deduction in computing such U.S. Holder’s U.S. federal taxable income. As it relates to foreign tax credits, these generally applicable limitations and conditions include new requirements adopted by the IRS in 2021 and any Luxembourg taxes will need to satisfy these requirements in order to be eligible to be a creditable tax. Additionally, U.S. Holders are permitted to elect for tax years ending before January 1, 2024 to apply a modified version of these foreign tax credit rules under recently issued temporary guidance. U.S. Holders are urged to consult their tax advisors regarding the creditability of any such tax imposed. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to common stock will generally constitute “passive category income.” The rules relating to the determination of the U.S. foreign tax credit are complex, and U.S. Holders should consult their tax advisors regarding the availability of a foreign tax credit in their particular circumstances and the possibility of claiming an itemized deduction (in lieu of the foreign tax credit) for any foreign taxes paid or withheld.
Sale or Other Taxable Disposition of Common Stock
Subject to the PFIC considerations discussed below under “— Passive Foreign Investment Company Considerations,” upon a sale or other taxable disposition of common stock, a U.S. Holder will recognize gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in such common stock. Any such gain or loss generally would be treated as long-term capital gain or loss if the U.S. Holder’s holding period in the common stock exceeds one year.
Gain or loss, if any, realized by a U.S. Holder on the sale or other disposition of common stock generally will be treated as U.S.-source gain or loss for U.S. foreign tax credit limitation purposes (unless an applicable tax treaty determines otherwise). Subject to certain complex conditions and limitations, Luxembourg taxes imposed on the sale of our common stock may be eligible for credit against a U.S.

Holder’s U.S. federal income tax liability or, at such U.S. Holder’s election, may be eligible for as a deduction in computing such U.S. Holder’s U.S. federal taxable income. As it relates to foreign tax credits, these generally applicable limitations and conditions include new requirements adopted by the IRS in 2021 and any Luxembourg taxes will need to satisfy these requirements in order to be eligible to be a creditable tax. Additionally, U.S. Holders are permitted to elect for tax years ending before January 1, 2024 to apply a modified version of these foreign tax credit rules under recently issued temporary guidance. U.S. Holders are urged to consult their tax advisors regarding the creditability of any such tax imposed.
Passive Foreign Investment Company Considerations
A non-U.S. corporation will be classified as a PFIC for any taxable year if either: (a) at least 75% of its gross income is “passive income” for purposes of the PFIC rules or (b) at least 50% of the value of its assets (determined on the basis of a quarterly average) is attributable to assets that produce or are held for the production of passive income. The PFIC rules also contain a look-through rule whereby a non-U.S. corporation will be treated as owning its proportionate share of the gross assets and earning its proportionate share of the gross income of any other corporation in which it owns, directly or indirectly, 25% or more (by value) of the stock.
Under the PFIC rules, if we were considered a PFIC at any time that a U.S. Holder holds its common stock, we would continue to be treated as a PFIC with respect to such U.S. Holder’s investment unless (i) we have ceased to be a PFIC and (ii) the U.S. Holder has made a “deemed sale” election under the PFIC rules. If such election is made, the U.S. Holder will be deemed to have sold its common stock at their fair market value on the last day of the last taxable year in which we were a PFIC, and any gain from the deemed sale would be subject to the rules described in the following paragraph. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, the common stock with respect to which such election was made will not be treated as shares in a PFIC. U.S. Holders should consult their tax advisors as to the possibility and consequences of making a deemed sale election if we are (or were to become) and then cease to be a PFIC, and such election becomes available.
In the absence of a deemed sale election described above, if we are considered a PFIC at any time that a U.S. Holder holds its common stock, unless the U.S. Holder makes one of the elections described below, any gain recognized by the U.S. Holder on a sale or other disposition of the common stock, as well as the amount of any “excess distribution” (defined below) received by such U.S. Holder, would be allocated ratably over the U.S. Holder’s holding period for the common stock. The amounts allocated to the taxable year of the sale or other disposition (or the taxable year of receipt, in the case of an excess distribution) and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed. For purposes of these rules, an “excess distribution” is the amount by which any distribution received by a U.S. Holder on its common stock in a taxable year exceeds 125% of the average of the annual distributions on the common stock received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter.
If we are treated as a PFIC with respect to a U.S. Holder for any taxable year, the U.S. Holder will be deemed to own its pro rata share of common stock in any of our subsidiaries that are also PFICs, and the U.S. Holder may be subject to the tax consequences described above with respect to the shares of such lower- tier PFIC such U.S. Holder would be deemed to own.
If we are a PFIC for any taxable year during which a U.S. Holder holds common stock, in lieu of being subject to the tax and interest charge rules discussed above, a U.S. Holder may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method, provided that such common stock is “marketable.” Common stock will be marketable if it is “regularly traded” on certain U.S. stock exchanges or on a foreign stock exchange that meets certain conditions. For these purposes, the common stock generally will be considered regularly traded during a calendar year if it is traded, other than in de minimis quantities, on at least 15 days during each quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded. However, because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder will generally continue to be subject to the PFIC rules discussed above with respect to such U.S. Holder’s indirect interest in any investments we hold that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. As a result, it is possible that any mark-to-market election will be of limited benefit. If a U.S. Holder makes an effective mark-to- market election, in each year that we are a PFIC, such U.S. Holder will include in ordinary income the excess of the fair market value of such U.S. Holder’s common stock at the end of the year over such U.S. Holder’s adjusted tax basis in the common stock. Such U.S. Holder will be entitled to deduct as an ordinary loss in each such year the excess of such U.S. Holder’s adjusted tax basis in the common stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If a U.S. Holder makes an effective mark-to-market election, in each year that we are a PFIC, any gain such U.S. Holder recognizes upon the sale or other disposition of such U.S. Holder’s common stock will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount of previously included income as a result of the mark-to-market election.
A U.S. Holder’s adjusted tax basis in the common stock will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules discussed above. If a U.S. Holder makes an effective mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the common stock is no longer regularly traded on a qualified exchange or the IRS consents to the revocation of the election. U.S. Holders should consult their tax advisers about the availability of the mark-to-market election, and whether making the election would be advisable in their particular circumstances.
In certain circumstances, a U.S. Holder in a PFIC may avoid the adverse tax and interest charge regime described above by timely making a “qualified electing fund” (“QEF”) election. If a U.S. Holder makes a QEF election with respect to the common stock, the U.S. Holder generally will include in gross income its pro rata share of our ordinary earnings (as ordinary income) and net capital gain (as long-term capital gain), in each case whether or not actually distributed, on a current basis, and the U.S. Holder’s adjusted basis in the common stock will be increased by the amounts so included in gross income. Any subsequent distribution by us that is paid out of the earnings and profits that were previously so included in gross income of the U.S. Holder generally will not be taxable as a dividend to the U.S. Holder, and the U.S. Holder’s adjusted basis in the common stock will decrease by the amount of the distribution not treated as a taxable dividend. If a U.S. Holder has timely made a QEF election with respect to the common stock, any gain such U.S. Holder recognizes upon the sale or other disposition of the common stock generally will be treated as capital gain, and no interest charge will be imposed.
However, a U.S. Holder may make a QEF election with respect to the common stock only if we agree to furnish the holder annually with a PFIC annual information statement as specified in the applicable U.S. Treasury regulations. If we determine we are a PFIC for any taxable year, we will use reasonable efforts to provide to the U.S. Holders such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holders to make and maintain a QEF election. However, there can be no assurance that we will be able to timely provide such required information to the U.S. Holders.
If a U.S. Holder owns common stock during any year in which we are treated as a PFIC and the U.S. Holder recognizes gain on a disposition of such common stock or receives distributions with respect to such common stock, the U.S. Holder generally will be required to file an IRS Form 8621 with respect to us, generally with the U.S. Holder’s U.S. federal income tax return for that year. If we are a PFIC for a given taxable year, you should consult your tax advisor concerning your annual filing requirements. U.S. Holders should consult their tax advisors about the potential application of the PFIC rules to an investment in the common stock.
The Company believes that it should not be classified as a PFIC for U.S. federal income tax purposes for the current taxable year. However, whether we are a PFIC will be determined annually based upon the composition and nature of our income, the composition, nature and valuation of our assets (including goodwill), all of which are subject to change (including in the current taxable year), and which may be determined in large part by reference to the market value of our shares, which may be volatile. The determination of whether we are a PFIC will also depend upon the application of complex U.S. federal income tax rules concerning the classification of our assets (including goodwill) and income for this purpose, and the application of these rules is uncertain in some respects. Accordingly, no assurance can be provided that the IRS will not successfully assert that we have been or will be in our current or any subsequent taxable year a PFIC for U.S. federal income tax purposes.

Information Reporting and Backup Withholding
Dividend payments with respect to common stock and proceeds from the sale, exchange or redemption of common stock may be subject to information reporting to the IRS and U.S. backup withholding. A U.S. Holder may be eligible for an exemption from backup withholding if the U.S. Holder furnishes a correct taxpayer identification number and makes any other required certification or is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status may be required to provide such certification on IRS Form W-9 (or applicable successor form). U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and such U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing an appropriate claim for refund with the IRS and furnishing any required information.
Additional Information Reporting Requirements
Certain U.S. Holders who are individuals (and certain entities) that hold an interest in “specified foreign financial assets” (which may include the common stock) in excess of applicable thresholds are required to report information relating to such assets, subject to certain exceptions (including an exception for common stock held in accounts maintained by certain financial institutions). “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (such as the common stock) that are not held in accounts maintained by financial institutions. Penalties can apply if U.S. Holders fail to satisfy such reporting requirements. U.S. Holders should consult their tax advisors regarding the applicability of these requirements to their acquisition and ownership of common stock.
THE DISCUSSION ABOVE IS A GENERAL SUMMARY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO YOU. EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN COMMON STOCK UNDER THE INVESTOR’S OWN CIRCUMSTANCES.

LUXEMBOURG TAXATION CONSIDERATIONS
The following is a summary addressing certain material Luxembourg tax consequences that are likely to be relevant to non-Luxembourg resident holders in respect of the subscription, purchase, ownership and disposition of common stock.
This summary does not purport to address all material tax considerations that may be relevant to a holder or prospective holder of common stock. These tax consequences will vary in accordance with the law and practice currently in force in the holders’ country of citizenship, residence, domicile or incorporation and with their personal circumstances.
This summary is based on the laws, regulations and applicable tax treaties as in effect on the date hereof in Luxembourg, all of which are subject to change, possibly with retroactive effect. Holders of common stock should consult their own tax advisers as to the particular tax consequences, under the tax laws of the country of which they are residents, citizens, domiciled or incorporated for tax purposes of the subscription, purchase, ownership or disposition of common stock.
(a)   Luxembourg Withholding Tax on Dividends Paid on Common stock to non-Luxembourg tax resident holders
Dividends distributed by Altisource will in principle be subject to Luxembourg withholding tax at the rate of 15% (or 17.65% if levied on the net dividend amount made available to the beneficiary).
Non-Luxembourg tax resident holders, provided they are tax resident in a country with which Luxembourg has concluded a treaty for the avoidance of double taxation, may be entitled to claim treaty relief under the conditions and subject to the limitations set forth in the relevant treaty.
A corporate holder that is tax resident in a European Union Member State (other than Luxembourg) may be able to claim an exemption from Luxembourg dividend withholding tax under the conditions set forth in the amended Council Directive 2011/96/EU of 30 November 2011 (as amended) on the common system of taxation applicable in the case of parent companies and subsidiaries of different Member States as implemented in Luxembourg. In addition, fully taxable non-tax resident corporate holders may be exempt from withholding tax if they are tax resident in a country with which Luxembourg has concluded a double tax treaty (under the conditions as set forth in article 147 of the Luxembourg income tax law dated 4 December 1967).
(b)   Luxembourg Income Tax on Capital Gains to non-Luxembourg tax resident holders
An individual or corporate non-Luxembourg tax resident holder of common stock who/which realizes a gain on disposal thereof (and who/which does not have a permanent establishment or permanent representative in Luxembourg to which common stock would be attributable) will only be subject to Luxembourg taxation on capital gains arising upon disposal of such shares if such holder has (together with his or her spouse and underage children) directly or indirectly held more than 10% of the capital of Altisource, at any time during the past five years, and either (1) such holder has been a resident of Luxembourg for tax purposes for at least 15 years and has become a non-resident within the last five years preceding the realization of the gain, subject to any applicable tax treaty, or (2) the disposal of common stock occurs within six months from their acquisition, subject to the limitations set forth in any applicable double tax treaty.
(c)   Other Taxes
Estate and Gift Tax
No Luxembourg inheritance tax is levied on the transfer of common stock upon the death of a non- Luxembourg resident holder.
No Luxembourg gift tax will be levied on a gift of common stock as long as such gift is not recorded in a Luxembourg notarial deed nor submitted for registration with the Luxembourg tax authorities.

Other Luxembourg Tax Considerations
There is no requirement that a registration tax, transfer tax, capital tax, stamp duty or any other similar tax or duty be paid by a holder in respect of or in connection with the issuance, transfer, redemption or repurchase of common stock, unless such issuance, transfer, redemption or repurchase is (i) voluntarily presented to the registration formalities, (ii) appended to a document that requires mandatory registration or (iii) is lodged with the notary for his records (déposé au rang des minutes d’un notaire). In case of registration, such registration will be made with the Administration de l’Enregistrement, des Domaines et de la TVA. The Administration de l’Enregistrement, des Domaines et de la TVA (i) will apply and collect a fixed or ad valorem registration tax depending on the nature of the obligations, deeds (actes) and transfers (mutations) referred to in the above mentioned documents and (ii) may also require that all or part of the registered documents be translated into French or German.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our amended and restated Articles of Incorporation, as amended (“Articles”), which have been publicly filed with the SEC. See “Incorporation of Certain Information by Reference.” For a complete description, you should refer to our amended and restated articles of association as amended, or the Charter, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part.
General Matters
Authorized Capital Stock
As of June 30, 2023, according to U.S. GAAP, there were 29,962,748 shares of our common stock issued, of which 9,096,804 shares were held as shares of common stock held as treasury stock, and 20,865,944 shares of our common stock outstanding. As accounted under Luxembourg law, as of June 30, 2023, there were 30,784,907 shares of our common stock issued, of which 10,098,963 shares were held as shares of common stock held as treasury stock, and 20,865,944 shares of our common stock outstanding.
Under our Articles, our Board of Directors has the authority (“capital autorisé”) until May 17, 2027 to issue up to 100,000,000 (one hundred million) shares of capital stock, with a par value of $1.00 (one United States dollar) per share, all of which are classified as common stock.
The following summary of certain terms of Altisource capital stock describes the material provisions of our Articles, the form of which is included as an exhibit to our registration statement on Form 10. The following summary does not purport to be complete and is subject to, and qualified in its entirety by, our Articles and by applicable provisions of law.
Common Stock
The holders of shares of Altisource common stock will be entitled to one vote for each share on all matters voted on by shareholders, and the holders of such shares will possess all voting power. Accordingly, the holders of the majority of the shares of Altisource common stock cast (excluding any abstentions, empty or invalid votes) at the shareholders’ meeting voting for the election of directors can elect all of the directors if they choose to do so. The holders of shares of Altisource common stock will be entitled to such dividends as may be proposed from time to time by our Board of Directors and approved by the shareholders’ meeting and, under Luxembourg law, only if the Company has sufficient distributable profits and retained earnings from previous fiscal years or if the Company has freely distributable reserves. To date, Altisource has not paid any cash dividends on its common stock, and we have no current plans to pay cash dividends. Under Luxembourg law, cash dividends paid by a Luxembourg company are, as a general rule, subject to a 15% withholding tax (or 17.65% if the Luxembourg company bears the withholding tax cost), unless (i) the domestic withholding tax exemption or (ii) a reduced rate under the relevant double tax treaty applies. In December 2012, Altisource distributed stock to its shareholders in Altisource Asset Management Corporation (“AAMC”) and Front Yard Residential Corporation (“RESI”) and paid cash for fractional shares of AAMC and RESI in connection with the spin-off transactions of AAMC and RESI from Altisource to its shareholders.
Transfer Agent and Registrar
Our transfer agent and registrar for Altisource common stock is American Stock Transfer & Trust Company. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, NY 11219.
Listing
Our common stock is listed on the Nasdaq Global Select Market under the symbol “ASPS.”

Certain Anti-Takeover Considerations
General
While Altisource’s Articles do not contain many of the typical provisions that would be considered to have an anti-takeover effect, Altisource’s directors and executive officers held approximately 4.5% of the voting power of our outstanding voting stock as of June 30, 2023. Such concentration of voting power could discourage third parties from making proposals involving an acquisition of control of Altisource.
We set forth below a summary of certain provisions that possibly could impede or delay an acquisition of control of Altisource that our Board of Directors does not approve or otherwise support. We intend this summary to be an overview only and qualify it in its entirety by reference to the documents evidencing such provisions the forms of which we include as exhibits to the registration statement on Form 10, as well as the applicable provisions of Luxembourg law.
Number of Directors; Removal; Filling Vacancies
Our Articles provide that the number of directors on our Board of Directors shall not be less than three (whenever there is more than one shareholder), which is the legal minimum nor more than seven. Each member of the Board of Directors may be elected for a maximum (renewable) term of six years. Our Articles further provide that directors may be elected at a general meeting of shareholders by simple majority of the votes cast (excluding any abstentions, empty or invalid votes) by the shareholders present in person or represented by proxy at the meeting. A vacancy or a newly created directorship as proposed by the Board of Directors may be filled by the Board of Directors on a provisional basis pending approval by shareholders at a shareholders’ meeting. Directors may at any time, with or without cause, be removed from office by resolution of the shareholders at a general meeting of shareholders, provided that a proposal for such resolution has been put on the agenda for the meeting in accordance with the requirements of Luxembourg law and our Articles or if the holders or proxies of all shares are present.
No Shareholder Action by Written Consent; Special Meetings
Altisource’s Articles provide that shareholders may take action at an annual or special shareholders’ meeting. Special meetings of shareholders may be called only if (1) Altisource’s Board of Directors or its auditors deem it necessary; or (2) if shareholders holding together 10% or more of our share capital request it. Altisource’s Articles do not allow for shareholder action by written consent in lieu of a meeting.
Amendment of the Articles
Any proposal to amend, alter, change or repeal any provision of Altisource’s Articles requires the affirmative vote (excluding any abstentions, empty or invalid votes) at the extra-ordinary shareholders’ meeting of the holders to be held before a Luxembourg civil law notary of at least two-thirds of the votes present and/or represented and a quorum of at least 50% of the share capital presented and/or represented.
Supermajority Vote for Certain Actions
Our Articles and Luxembourg company law provide that certain Altisource actions require the affirmative vote of shareholders holding at least 2/3 of the votes present/represented and majority quorum of at least 50% of the share capital represented at the shareholders’ meeting. Such actions include: any change to Altisource’s Articles; any changes to the corporate purpose; any changes to the rights attached to shares; any increase in the share capital; the issuing of a new class of shares; and any merger, demerger or liquidation.
Indemnification of Directors and Officers
The following summary of material terms is qualified in its entirety by reference to the complete text of the statutes referred to below and our Articles.
Altisource shall indemnify its directors and officers unless the liability results from their gross negligence or willful misconduct. Altisource’s Articles make indemnification of directors and officers and advancement of expenses (except in cases where Altisource is proceeding against an officer or director) to defend claims against directors and officers mandatory on the part of Altisource to the fullest extent allowed by law. Under Altisource’s Articles, a director or officer may not be indemnified if such person is found, in a final judgment or decree not subject to appeal, to have committed willful misconduct or a grossly negligent breach of his or her statutory duties as a director or officer. Luxembourg law permits the company, or each director or officer individually, to purchase and maintain insurance on behalf of such directors and officers. Altisource may obtain such insurance from one or more insurers.
Altisource also may enter into indemnification agreements with each of its directors and executive officers to provide for indemnification and expense advancement (except in cases where Altisource is proceeding against an officer or director) and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. We expect any such agreement to provide that Altisource will indemnify each director and executive officer against claims arising out of such director or executive officer’s service to Altisource except (i) for any claim as to which the director or executive officer is adjudged in a final and non- appealable judgment to have committed willful misconduct or a grossly negligent breach of his duties or (ii) in the case of fraud or dishonesty by the director or executive officer. We also expect any such agreement to provide that expense advancement is provided subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that he is not entitled to indemnification.
Altisource’s Board of Directors (if a majority of the Board is disinterested in the claim under which the officer or director is seeking indemnification) or an independent counsel will determine whether an indemnification payment or expense advance should be made in any particular instance and the executive officer or director seeking indemnification may challenge such determination. Indemnification and advancement of expenses generally will not be made in connection with proceedings brought by the indemnitee against Altisource.

UNDERWRITING
B. Riley Securities is acting as representative of each of the underwriters named below (the “underwriters”). Subject to the terms and conditions set forth in the underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.
Underwriters	Number of Shares
B. Riley Securities, Inc.	4,861,111
Total	4,861,111
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If the underwriters default, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the shares subject to their acceptance of the shares of common stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts; Expenses
The underwriters have advised us that they propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.1296 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed. No underwriting fee was charged on 111,112 shares purchased by certain of our existing shareholders, directors and officers. As such, the underwriting discounts and comissions will be reduced by an amount equal to $24,000.19 resulting in a final underwriting fee of $1,025,999.78 or $1,183,499.64 if the underwriters exercise their option in full to purchase additional shares of our common stock.
The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares of our common stock from us, as applicable.
		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$3.60	$17,499,999.60	20,124,997.20
Underwriting discounts and commissions to be paid by us	$0.216	1,025,999.78	1,183,499.64
Proceeds, before expenses, to us	$3.384	16,473,999.82	18,941,497.56
We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $635,000, which includes certain expenses incurred by the underwriters in connection with this offering that will be reimbursed by us. We have agreed to reimburse the underwriters for certain expenses incurred by them in connection with this offering up to $15,000 in addition to reimbursement of certain fees and expenses of counsel for the underwriters in an amount not to exceed $100,000. In accordance with FINRA Rule 5110, this reimbursed fee is deemed underwriting compensation for this offering.
Option to Purchase Additional Shares
We have granted the underwriters an option to purchase up to an additional 729,166 shares of common stock at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus supplement. If the underwriters exercise this option, each underwriter will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.
No Sales of Similar Securities
In connection with this offering, we have agreed with the underwriters that during the period of 90 days from the date of this prospectus supplement (the “Lock-Up Period”), without the prior written consent of B. Riley Securities on behalf of the underwriters, we (i) will not, directly or indirectly, issue, offer, sell, agree to issue, offer or sell, solicit offers to purchase, grant any call option, warrant or other right to purchase, purchase any put option or other right to sell, pledge, hypothecate, borrow or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, or make any public announcement of any of the foregoing, (ii) will not establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” (in each case within the meaning of Section 16 of the Exchange Act and the rules and regulations thereunder) with respect to any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, (iii) will not otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, whether or not such transaction is to be settled by delivery of any shares of our common stock, securities convertible into or exercisable or exchangeable for shares of our common stock, other securities, cash or other consideration, (iv) will not submit or file any registration statement under the Securities Act in respect of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, (v) will not effect a reverse stock split, recapitalization, share consolidation, reclassification or similar transaction affecting the outstanding shares of our common stock, and (vi) will not publicly announce the intention to do any of the foregoing, other than (A) effect the transactions contemplated hereby, (B) upon the exercise of an option or warrant, the vesting of restricted stock, restricted stock units, performance stock units or deferred stock units or the conversion or exchange of a security outstanding on the date of this prospectus supplement as referred to in the registration statement of which this prospectus supplement forms a part, (C) any shares of our common stock (including restricted shares of our common stock) issued, restricted stock units issued or options to purchase shares of our common stock granted pursuant to our existing employee benefit plans referred to in the registration statement of which this prospectus supplement forms a part and (D) shares of our common stock to be potentially issued to one or more counterparties in connection with the consummation of a strategic partnership, joint venture, collaboration, merger or other acquisition agreement; provided, that, prior to such issuance, each recipient of such shares shall execute and deliver to the underwriters a lock-up agreement.
In connection with this offering, certain of our stockholders and our directors and executive officers have agreed with the underwriters that, subject to certain customary exceptions, without the prior written consent of B. Riley Securities on behalf of the underwriters, we and they will not, for the Lock-Up Period, directly or indirectly, (i) offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of, any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock, whether now owned or hereafter acquired by the lock-up signatory or with respect to which the lock-up signatory has or hereafter acquires the power of disposition (each, a “Relevant Security”), (ii) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock (in each case within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder), or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a Relevant Security, (iii) make any demand for, or exercise any right with respect to, the registration under the Securities Act of the offer and sale of any Relevant Security, or cause to be filed a registration statement, prospectus or prospectus supplement (or an amendment or supplement thereto) with respect to any such registration or (iv) publicly announce any intention to do any of the foregoing. The foregoing restrictions shall not apply to:
a)
the transfer of Relevant Securities (i) as a bona fide gift or gifts, (ii) by will, other testamentary document or intestate succession, (iii) to a family member, (iv) to a trust for the direct or indirect benefit of the lock-up signatory and/or one or more family members, (v) pursuant to a domestic order, divorce settlement, divorce decree, separation agreement or pursuant to an order of a court of competent jurisdiction enforcing such agreement, (vi) to a charitable trust, or (vii) to a corporation, limited liability company or partnership wholly owned by the lock-up signatory and/or one or more family members;
b)
transactions relating to Relevant Securities acquired in open market transactions after the closing of this offering; or

c)
any transfer of Relevant Securities pursuant to a bona fide third-party tender offer, merger, consolation or other similar transaction that is approved by the Company’s board of directors, made to all holders of the Company’s common stock involving a change of control (including any support or voting agreement entered into in connection therewith), provided that in the event the tender offer, merger, consolidation or other such transaction is not completed, the Relevant Securities will remain subject to the Lock-Up Period.

Nasdaq Global Select Market Listing
Our common stock is listed on the Nasdaq Global Select Market under the symbol “ASPS.”
Price Stabilization and Short Positions
Until the distribution of the shares is completed, SEC rules may limit the underwriters and selling group members from bidding for and purchasing our common stock. However, the representative may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.
In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option described above. The underwriters may close out any covered short position by either exercising their option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the closing of the offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Passive Market Making
Any underwriters who are qualified market makers on the Nasdaq Global Select Market may engage in passive market making transactions in the securities on the Nasdaq Global Select Market in accordance with

Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.
Electronic Distribution
In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.
Other Relationships
The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions and expenses.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.
Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Selling Restrictions
Notice to Prospective Investors in the European Economic Area
In relation to each Member State of the European Economic Area (each, a “Relevant State”), no securities have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that securities may be offered to the public in that Relevant State at any time:
A.
to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

B.
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

C.
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of securities shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129, as amended.
Notice to Prospective Investors in the United Kingdom
No securities have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the securities which has been approved by the Financial Conduct Authority, except that the securities may be offered to the public in the United Kingdom at any time:
A.
to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

B.
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

C.
in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (the “FMSA”),

provided that no such offer of the securities shall require us or any representative to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the securities in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
Notice to Prospective Investors in Canada (Alberta, British Columbia, Manitoba, Ontario and Québec Only)
This document constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the shares described herein (the “Securities”). No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the Securities and any representation to the contrary is an offence.
Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement that the issuer and the underwriters in the offering provide Canadian investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as may otherwise be required pursuant to subsection 2.1(1) of NI 33-105.
Resale Restrictions
The offer and sale of the Securities in Canada are being made on a private placement basis only and are exempt from the requirement that the issuer prepare and file a prospectus under applicable Canadian securities laws. Any resale of Securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the Securities outside of Canada.
Representations of Purchasers
Each Canadian investor who purchases the Securities will be deemed to have represented to the issuer, the underwriters and each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.
Taxation and Eligibility for Investment
Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the Securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the Securities or with respect to the eligibility of the Securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.
Rights of Action for Damages or Rescission
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Personal Information
Prospective Canadian purchasers are advised that: (a) we may be required to provide personal information pertaining to the purchaser as required to be disclosed in Schedule I of Form 45-106F1 under NI 45-106 (including its name, address, telephone number, email address, if provided, and the number and type of securities purchased, the total purchase price paid for such securities, the date of the purchase and specific details of the prospectus exemption relied upon under applicable securities laws to complete such purchase) (“personal information”), which Form 45-106F1 may be required to be filed by us under NI 45-106, (b) such personal information may be delivered to the securities regulatory authority or regulator in accordance with NI 45-106, (c) such personal information is being collected indirectly by the securities regulatory authority or regulator under the authority granted to it under the securities legislation of the applicable legislation, (d) such personal information is collected for the purposes of the administration and enforcement of the securities legislation of the applicable jurisdiction, and (e) the purchaser may contact the applicable securities regulatory authority or regulator by way of the contact information provided in Schedule 2 to Form 45-106F1. Prospective Canadian purchasers that purchase securities in this offering will be deemed to have authorized the indirect collection of the personal information by each applicable securities regulatory authority or regulator, and to have acknowledged and consented to such information being disclosed to the Canadian securities regulatory authority or regulator, and to have acknowledged that such information may become available to the public in accordance with requirements of applicable Canadian laws.
Language of Documents
Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the Securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

LEGAL MATTERS
The validity of our common stock offered hereby and certain other matters of Luxembourg law will be passed upon for us by NautaDutilh Avocats Luxembourg S.à r.l. and certain matters of U.S. federal law will be passed upon for us by Paul Hastings LLP, London, United Kingdom. The underwriters are being represented in connection with this offering by The NBD Group, Inc., Los Angeles, California.

EXPERTS
The consolidated financial statements of Altisource Portfolio Solutions S.A. as of December 31, 2022 and for the year then ended incorporated in this Prospectus by reference from the Altisource Portfolio Solutions S.A. Annual Report on Form 10-K for the year ended December 31, 2022 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a significant customer concentration as well as uncertainties associated with the customer, as discussed in Notes 3, 14 and 22 to the consolidated financial statements), incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing
The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of Mayer Hoffman McCann P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
This prospectus supplement is part of a registration statement filed with the SEC. The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement. We incorporate by reference into this prospectus supplement and the registration statement of which this prospectus supplement is a part the information or documents listed below that we have filed with the SEC:
•
Our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 30, 2023;

•
Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, filed with the SEC on April 27, 2023 and July 27, 2023, respectively;

•
Our Current Reports on Form 8-K filed with the SEC on (i) February 21, 2023, (ii) May 17, 2023, (iii) September 7, 2023 and (iv) September 8, 2023;

•
The description of our capital stock set forth in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2022 (File No. 001-34354), filed with the SEC on March 30, 2023, including any amendments or reports filed for the purpose of updating such description; and

•
Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 3, 2023.

In addition, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus supplement is a part and prior to the effectiveness of such registration statement and all such documents that we file with the SEC after the date of this prospectus supplement and before the termination of the offering of our securities shall be deemed incorporated by reference into this prospectus supplement and to be a part of this prospectus supplement from the respective dates of filing such documents.
Any statement contained in a document incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
You may obtain copies of any of these filings by contacting us at the address and telephone number indicated below. Documents incorporated by reference are available from us without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus supplement, by requesting them in writing or by telephone at:
Altisource Portfolio Solutions S.A.
33, Boulevard Prince Henri
L-1724 Luxembourg
Grand Duchy of Luxembourg
(352) 20 60 20 55

PROSPECTUS
Altisource Portfolio Solutions S.A.
$100,000,000
Common Stock
Warrants

We may offer and sell, from time to time in one or more offerings, up to $100,000,000 in the aggregate of any combination of the securities identified above from time to time in one or more offerings, either individually or in combination with other securities. We may also offer common stock upon the exercise of warrants.
Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectuses may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before you invest in any of our securities.
We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.
Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 5 of this prospectus, the applicable prospectus supplement and in any applicable free writing prospectuses, and under similar headings in the documents that are incorporated by reference into this prospectus.
Our common stock is currently listed on the Nasdaq Global Select Market under the symbol “ASPS.” On December 9, 2022, the last reported sale price of our common stock was $13.57 per share. Our stock price is subject to fluctuation. There has been no change recently in our financial condition or results of operations that is consistent with a recent change in our stock price.
The applicable prospectus supplement will contain information, where applicable, as to any other listing on the Nasdaq Global Select Market or any securities market or other exchange of the securities, if any, covered by the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2022.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration statement, we may, from time to time, offer and sell shares of our common stock and/or warrants to purchase any of such securities consisting of any combination of such securities, either individually or in combination with other securities, in one or more offerings, up to a total dollar amount of $100,000,000. This prospectus provides you with a general description of the securities we may offer.
Each time we offer securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus we have authorized for use in connection with a specific offering may also add, update or change any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to carefully read this prospectus, the applicable prospectus supplement and any free writing prospectuses we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described under the section entitled “Incorporation of Documents by Reference,” before buying any of the securities being offered.
THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
You should rely only on the information contained in, or incorporated by reference into, this prospectus, the applicable prospectus supplement and any free writing prospectuses, along with the information contained in any free writing prospectuses we have authorized for use in connection with a specific offering. We have not authorized anyone to provide you with different or additional information. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.
The information appearing in this prospectus, the applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, the applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
When we refer to “Altisource,” “we,” “our,” “us” and the “Company” in this prospectus we mean Altisource Portfolio Solutions S.A., and its subsidiaries unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable series of securities.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”
We own or have rights to use the trademarks and trade names that we use in conjunction with the operation of our business. Solely for convenience, our trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

INDUSTRY AND MARKET DATA
Unless otherwise indicated, we have based the information concerning our industry contained in this prospectus and incorporated by reference herein on our general knowledge of and expectations concerning the industry, which involve risks and uncertainties and are subject to change based on various factors, including those discussed in the “Risk Factors” section of this prospectus and in the other information contained or incorporated by reference in this prospectus. These and other factors could cause the information concerning our industry to differ materially from those expressed in this prospectus and incorporated by reference herein.

SUMMARY
This summary highlights selected information that is presented in greater detail elsewhere in this prospectus or incorporated by reference in this prospectus. Because it is only a summary, it does not contain all of the information you should consider before investing in our common stock and/or warrants and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this prospectus. Before you decide whether to purchase shares of our common stock or warrants, you should read this entire prospectus, the applicable prospectus supplement and any related free writing prospectus carefully, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part. Unless the context otherwise requires, the terms “Altisource,” the “Company,” “we,” “us,” or “our” refer to Altisource Portfolio Solutions S.A., a Luxembourg société anonyme, or public limited liability company, together with its subsidiaries.
Altisource Portfolio Solutions S.A.
We are an integrated service provider and marketplace for the real estate and mortgage industries. Combining operational excellence with a suite of innovative services and technologies, Altisource helps solve the demands of the ever-changing markets we serve.
We are focused on becoming the premier provider of mortgage and real estate marketplaces and related technology enabled solutions to a broad and diversified customer base of residential real estate and loan investors, servicers, and originators. The real estate and mortgage marketplaces represent very large markets, and we believe our scale and suite of offerings provide us with competitive advantages that could support our growth. As we navigate the COVID-19 pandemic and its impacts on our business, we continue to evaluate our strategy and core businesses and seek to position our businesses to provide long term value to our customers and shareholders.
Each of our business segments provides Altisource the potential to grow and diversify our customer and revenue base. We believe these business segments address very large markets and directly leverage our core competencies and distinct competitive advantages.
Servicer and Real Estate:   Through our offerings that support residential real estate and loan investors and servicers, we provide a suite of solutions and technologies intended to meet their growing and evolving needs. We are focused on growing referrals from our existing customer base and attracting new customers to our offerings. We have a customer base that includes government-sponsored enterprises (“GSEs”), asset managers, and several large bank and non-bank servicers including Ocwen Financial Corporation (“Ocwen”) and Rithm Capital Corp. (“Rithm”) We believe we are one of only a few providers with a broad suite of servicer solutions, nationwide coverage and scalability. Further, we believe we are well positioned to gain market share from existing and new customers as they consolidate to larger, full-service providers or outsource services that have historically been performed in-house.
Origination:   Through our offerings that support mortgage loan originators (or other similar mortgage market participants), we provide a suite of solutions and technologies to meet the evolving and growing needs of lenders, mortgage purchasers and securitizers. We are focused on growing business from our existing customer base, attracting new customers to our offerings and developing new offerings. We have a customer base that includes the Lenders One cooperative members, which includes independent mortgage bankers, credit unions, and banks, as well as bank and non-bank loan originators. We believe our suite of services, technologies and unique access to the members of the Lenders One mortgage cooperative position us to grow our relationships with our existing customer base by growing membership of Lenders One, increasing member adoption of existing solutions and developing and cross-selling new offerings. Further, we believe we are well positioned to gain market share from existing and new customers as customers and prospects look to Lenders One to help them improve their profitability and better compete.
Corporate and Others: Includes Pointillist, Inc. (“Pointillist”) (sold on December 1, 2021), interest expense and costs related to corporate functions including executive, infrastructure and certain technology groups, finance, law, compliance, human resources, vendor management, facilities, risk management and eliminations between reportable segments. We developed the Pointillist business through our consumer analytics capabilities. On December 1, 2021, the shareholders of Pointillist sold all of the equity interests in Pointillist to Genesys Cloud Services, Inc. for $150.0 million.
For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the SEC that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2021, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 and our Current Report on Form 8-K filed on December 12, 2022. For instructions on how to find copies of these documents, see the section of this prospectus entitled “Where You Can Find More Information.”
See the section entitled “Risk Factors” in this prospectus for a discussion of some of the risks relating to the execution of our business strategy.
Corporate Information
The statutory seat of Altisource Portfolio Solutions S.A. is in Luxembourg. Our office address and our principal executive office is located at 33, Boulevard Prince Henri, L-1724 Luxembourg, Grand Duchy of Luxembourg and our telephone number is +(352) 20 60 20 55.
We file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and other information with the SEC. These filings are available to the public on the SEC’s website at www.sec.gov.
Our principal Internet address is www.altisource.com and we encourage investors to use it as a way to easily find information about us. We promptly make the reports we file or furnish with the SEC, corporate governance information (including our Code of Business Conduct and Ethics), select press releases and other related information available on this website. The contents of our website are available for informational purposes only and are not incorporated by reference into, nor are they in any way part of, this prospectus and should not be relied upon in connection with making any decision with respect to an investment in our securities.
We are a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and may choose to take advantage of certain of the scaled disclosure requirements available for smaller reporting companies in this prospectus as well as our filings under the Exchange Act.

RISK FACTORS
Risk Factor Summary
Below is a summary of the principal factors that make an investment in our securities speculative or risky. This summary does not address all of the risks that we face. Additional discussion of the risks summarized in this risk factor summary, and other risks that we face, can be found below and should be carefully considered, together with all of the other information appearing in or incorporated by reference into this prospectus, the applicable prospectus supplement and any related free writing prospectus before making investment decisions regarding the offered securities.
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Our business continuity and disaster recovery plans and other adjustments to business may not be sufficient to anticipate impacts of, or address or adequately recover from, business interruptions or a pandemic.

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We may be subject to legal claims from customers, employees, vendors and other third parties as a result of the response to COVID-19.

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We earn a significant portion of our revenue in connection with providing services to two customers.

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Changes that reduce or limit the use of online default real estate auctions or otherwise reduce the volume or rate of success of such auctions can negatively impact us.

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If our agreement with Rithm is terminated, expires, is breached, or suffers a significant reduction in volume we could be adversely affected.

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Technology disruptions, failures, defects or inadequacies, delays or difficulties in implementing software or hardware changes, acts of vandalism or the introduction of harmful code could negatively impact us.

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We depend on our ability to use services, products, data and infrastructure provided by third parties to maintain and grow our businesses.

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The Company’s databases contain our proprietary information, the proprietary information of third parties and personal information of our customers, consumers, vendors and employees.

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The insurance underwriting loss limitation methods we use could fail.

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Under certain material agreements to which we are currently a party or into which we may enter in the future, the formation by shareholders of Altisource of a “group” with ownership of Altisource capital stock exceeding a defined percentage may give rise to a termination event or an event of default.

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The majority of our employees and contractors work from locations other than in our facilities, which could negatively impact our control environment or productivity and create additional risks.

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We rely on vendors for many aspects of our business. If our vendor oversight activities are ineffective, we may fail to meet customer or regulatory requirements.

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We make extensive use of contractors in certain of our lines of business.

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There can be no guarantee that we will be able to continue to implement appropriate measures to manage potential conflicts of interest.

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Our success depends on the relevant industry experience and relationships of certain members of our Board of Directors, executive officers and other key personnel.

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We may face difficulties to attract, motivate and retain skilled employees.

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The presence of our operations in multiple countries subjects us to risks endemic to those countries.

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We may be unable to realize sales represented by our awarded business or sales pipeline.

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We may fail to adapt our services to changes in technology or in the marketplace related to mortgage servicing or originations, changing requirements of governmental authorities, GSEs and customers.

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Acquisitions to accelerate growth initiatives involve potential risks.

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Changes in economic and market conditions that reduce residential real estate sales or values or mortgage originations could negatively impact demand for our services.

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A reduction in residential mortgage delinquencies, defaults or foreclosures in the United States can negatively affect demand for certain of our services.

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Developments that impact residential foreclosures or the supply or sale of REO could negatively impact us.

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We may never pay dividends on our common stock so any returns would be limited to the appreciation of our stock.

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We may take advantage of specified reduced disclosure requirements applicable to a “smaller reporting company.”

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The market price and trading volume of our stock may be volatile.

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If we are unable to generate sufficient cash flow or access the capital markets or our borrowing capacity is reduced, our liquidity and competitive position may be negatively affected.

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Our primary source of liquidity is cash flows from operations and unrestricted cash.

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Our failure to comply with the covenants or terms contained in our senior secured term loan agreements or our credit facility, including as a result of events beyond our control, could result in an event of default.

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We may be unable to repay the balance of our senior secured term loan upon maturity.

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Our failure to maintain the net debt less marketable securities to EBITDA ratio contained in our senior secured term loan agreements could result in required payments to the lenders of a percentage of our excess cash flows.

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We have a significant net operating loss recognized by one of our Luxembourg subsidiaries.

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Cash, cash equivalents and escrow funds we hold at financial institutions could be lost and not recoverable.

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The rights of shareholders under Luxembourg law may differ in certain respects from the rights afforded to shareholders of companies organized under laws in other jurisdictions.

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Luxembourg tax law could have a negative impact on us.

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Our business and the business of our customers are subject to extensive scrutiny and legal requirements.

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Failure to comply with US sanctions, including blocking certain activities in Sanctioned Countries, could expose the company to penalties and other adverse consequences.

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We are subject to licensing and regulation as a provider of certain services.

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A violation by our customers of applicable legal requirements in the selection or use of our services could generate legal liability for us.

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Certain of our customers are subject to governmental oversight, regulations, orders, judgments or settlements which may impose certain obligations and limitations on their use of our services.

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The tax regulations, and the interpretation thereof, in the countries, states and local jurisdictions in which we operate periodically change and our operations and intercompany arrangements are subject to the tax laws of various jurisdictions.

Risk Factors
Investing in any securities offered pursuant to this prospectus, the applicable prospectus supplement and any related free writing prospectus involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below, under “Risk Factors” in the applicable prospectus supplement, any related free writing prospectus and in our most recent Annual Report on Form 10-K, or in any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus, the applicable prospectus supplement and any related free writing prospectus, before deciding whether to purchase any of the securities being offered. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.
Risks Related to the COVID-19 Pandemic
We face certain risks related to the COVID-19 pandemic and the measures taken to prevent its spread. The COVID-19 pandemic continues to have a profound impact on our business, our customers, the industries in which we operate, and the societies and economies in which we conduct our business and operations. In response to the COVID-19 pandemic, beginning in March 2020, various governmental entities and servicers implemented unprecedented foreclosure and eviction moratoriums, forbearance programs and loss mitigation measures to help mitigate the impact to borrowers and renters. As a result of these measures and other related actions, industry wide foreclosure initiations were 89% lower for the six months ended June 30, 2021 compared to the same pre-COVID-19 period in 2019. The federal government’s foreclosure moratorium expired on July 1, 2021 and the Consumer Financial Protection Bureau’s (“CFPB’s”) temporary loss mitigation measures expired on December 31, 2021. As a result, industrywide foreclosure initiations were 451% higher for the six months ended June 30, 2022 compared to the same period in 2021, although still 42% lower than the same pre-COVID-19 period in 2019. Despite the expiration of such governmental measures, we believe servicers are proceeding slowly with foreclosure initiations for borrowers in default. Industrywide foreclosure initiations were 385% higher for the nine months ended September 2022 compared to the same period in 2021, although still 45% lower than the same pre-COVID-19 period in 2019. Industrywide foreclosure sales were 45% higher for the nine months ended September 2022 compared to the same period in 2021, although still 69% lower than the same pre-COVID-19 period in 2019. The decline in foreclosure initiations and foreclosure sales throughout the pandemic, partially offset by the restart of the default market, significantly decreased default related referrals to us and continues to negatively impact virtually all of our default related services revenue. At the same time, beginning in March 2020 the Federal Reserve lowered the target for the federal funds rate to 0% to 0.25% and bought billions of dollars of mortgage backed securities on the secondary market to reduce interest rates. As a result of the lower interest rate environment, mortgage originations were 25% higher for the nine months ended September 30, 2021 compared to the same period in 2020 (according to the Mortgage Bankers Association) driving higher demand for origination related services. In November of 2021, the Federal Reserve began reducing the volume of mortgage backed securities it was purchasing and ended its monthly purchases in March 2022. Additionally, the Federal Reserve increased the target for the federal funds rate several times in 2022, most recently to 3.75% to 4.00% in November 2022. As a result of the higher interest rate environment, mortgage originations were 46% lower for the nine months ended September 30, 2022 compared to the same period in 2021 (according to the Mortgage Bankers Association).
We anticipate that we will continue to experience significant impacts of the COVID-19 pandemic through at least the middle of the 2024 calendar year. Based on the expirations of the Federal government’s foreclosure and eviction moratoriums and the CFPB’s rules on temporary loss mitigation measures, we believe the demand for our Default business will grow. We estimate that in today’s environment it typically takes on average two years to convert foreclosure initiations to foreclosure sales and six months to market and sell the real estate owned (“REO”). Due to this timing, we anticipate that our later stage foreclosure auction and REO asset management services will not fully benefit from the early 2022 higher foreclosure initiations until late 2023 or early 2024. The extent and duration of the impact of the COVID-19 pandemic and governmental, mortgage servicer, mortgage investor and societal responses will depend on future developments, including the duration, cycles and severity of the pandemic, which remain highly uncertain. We cannot predict the duration of the pandemic and future governmental and industry measures. As a result, it is difficult to predict the impact on our business. Further, as a result of interruptions caused by the pandemic and responses to the pandemic by our customers, various governmental bodies and mortgage investors:
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We may not be able to maintain a stable workforce or operate our workforce and facilities in an efficient or productive manner as we respond to changes caused by the COVID-19 pandemic, restrictions on services or work that may be performed, restrictions on workforce reductions, facility closures or remote work arrangements, or mandates from governments or public health authorities, particularly with respect to our services that require travel or an on-site presence.

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The demand for our services and our vendors’ ability to provide services in a timely and cost-effective fashion may be negatively impacted, which could result in a reduction in our revenue, a delay in the planned growth of our revenue and/or an increase in our costs; we may not be able to increase our fees to cover the additional costs. For example, foreclosure and REO referrals may be impacted by new foreclosure and eviction moratoriums, growing homeowner equity or loss mitigation measures (including timing and approach to initiate and process foreclosure actions). In addition, certain of our offerings may be precluded by government orders limiting the performance of non-essential services or become difficult to fulfill due to our field vendors’ reluctance to perform services, especially services that are not clearly specified by authorities as essential or those that present the potential for human contact.

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We may need to seek alternate vendors or suppliers as existing vendors and suppliers may be unable to timely and cost effectively provide services or products. Vendors may be unable to hire or retain personnel or acquire the supplies necessary to provide us with services or products. If we are not able to contract with alternate vendors or suppliers our operations could be negatively impacted. There may be an insufficient number of vendors or suppliers available to meet demand, which may result in an increase in the cost or unavailability of services or products required for operations; we may not be able to increase our fees to cover the additional costs. The foregoing may disrupt our operations, negatively impact our ability to provide services, increase our costs, cause us to breach contractual obligations or forgo business opportunities, or otherwise negatively impact our financial performance. In addition, our customers or consumers may be unwilling to interact with our employees or vendors, or visit properties related to our services, which may impact our ability to provide such services.

Volatile or uncertain economic conditions caused by the COVID-19 pandemic, or its consequences, have and may continue to affect our customers and the markets we serve, causing customers to reduce, defer or eliminate spending on our services.
The inadequacy, disruption or failure of our business continuity or disaster recovery plans and procedures in response to significant business or system disruption could adversely affect our business.
Our business continuity and disaster recovery plans and other adjustments to business may not be sufficient to anticipate impacts of, or address or adequately recover from, business interruptions or a pandemic of COVID-19’s scale and magnitude, or may not be implemented on a timely or error free basis in response to business interruptions or a pandemic, resulting in negative operational impacts and errors.
We may be subject to legal claims from customers, employees, vendors and other third parties as a result of the response to COVID-19, including contractual breach claims and personal injury claims.
Interruptions caused by the pandemic and our customers’ and various governmental bodies’ responses to the pandemic could adversely impact our ability to comply with various legal and contractual obligations, including service level agreements and performance standards in our revenue agreements, order volume or other requirements in our vendor agreements, restoration obligations in our leases, and obligations to perform or use services in pre-approved locations, whether as a result of an inability to staff personnel for certain services in appropriate locations or as a result of compliance with various imposed regulations. Some of our agreements may not contain force majeure clauses or similar provisions that would sufficiently excuse any non-performance due to the pandemic. Accordingly, counterparties to these contracts may assert that we have breached these contracts and caused damages. Even if our agreements contain force majeure clauses or similar provisions, parties to the agreements may dispute that such provisions are applicable to excuse our failures to perform. In such cases, we could face additional costs, penalties, fee reductions, an exercise of termination rights, legal claims and liabilities.
Further, we could face legal claims from employees, contractors, vendors, borrowers or other individuals who claim to have been exposed to and contracted the COVID-19 virus as a result of our failure to comply with legal or hygiene requirements related to COVID-19 in the provision of our services. We could face exposure to fines, regulatory or legal actions if we fail to timely or effectively implement or comply with sanitary, health, employment or other measures mandated by applicable governmental or health authorities, but we could also face exposure to fines or regulatory or legal actions from employees, vendors, governmental authorities or others related to our efforts to comply with such measures.
If we face claims under contracts or claims from employees, contractors, vendors, borrowers, authorities or others our insurance coverage may not be applicable to, or sufficient to cover, all claims, costs, and damages we incur, which would result in us bearing these costs.
The COVID-19 pandemic and its ramifications could further aggravate, accelerate, or precipitate any of the risk factors discussed below.
Risks Related to Our Business and Operations
We earn a significant portion of our revenue in connection with providing services to two customers.
A significant portion of our revenue is earned from providing services to Ocwen and Rithm. If either party substantially reduces the scope or volume of services acquired from us, or otherwise ceases using us as a vendor, it would negatively impact our business. For example, we could experience a reduction in scope or volume of business as a direct or indirect result of the existence or outcome of regulatory matters impacting one or more of these clients, a change in the servicing relationship between these clients or a change in the contractual relationship between Altisource and Ocwen or Rithm. In addition, providing services to these customers affords us the opportunity to provide certain services to third parties and the loss of these customers would also result in the loss of these additional revenue streams. For example, we may have the opportunity to earn commissions or fees from, or we may be able to provide on-line auction services, title insurance and escrow services, or other services to, buyers on certain real estate transactions, and the loss of these customers would also prevent us from offering these additional services related to the underlying transaction. Customer concentration also exposes us to concentrated credit risk, as a significant portion of our accounts receivable may be from one or both of these customers.
If the characteristics of the portfolios of properties on which we provide services for either of these customers were to significantly change, for example to become less delinquent, more rural or lower value, this could impact the type and volume of services that we provide, increase our costs of doing business, or reduce the value of commissions or fees we earn.
Our business concentration or relationships with these two customers may be viewed as a risk or otherwise negatively by other customers or potential customers, impeding our efforts to retain customers or obtain new customers.
Changes that reduce or limit the use of online default real estate auctions or otherwise reduce the volume or rate of success of such auctions can negatively impact our auction marketplace, real estate brokerage and related default services.
Governmental, GSE, servicer or investor actions or action by others that restrict online real estate auctions (foreclosure and REO), reduce the permissible fees or direct the use of auction providers other than us, could negatively impact demand for our auction marketplace, real estate brokerage and related services, and negatively impact our ability to meet certain contractual performance metrics, including those related to aging of assets, time on market and sale price compared to valuation. If we fail to satisfy applicable performance metrics or perform in a manner satisfactory to our customers, such customers may reduce the services they acquire from us or otherwise terminate us as a provider.

We entered into a brokerage agreement with Rithm’s licensed brokerage subsidiary. If the agreement is terminated, expires, is breached or if there is a significant reduction in the volume of services that we provide pursuant to such agreement, our business and results of operations could be adversely affected.
On August 28, 2017, Altisource, through its licensed subsidiaries, entered into the Brokerage Agreement with Rithm which extends through August 2025 (“Brokerage Agreement”). Under this agreement and related amendments, Altisource is the exclusive provider (with certain exceptions) of brokerage services for REO associated with the certain mortgage servicing rights (“MSRs”) through August 2025, irrespective of the subservicer, as long as Rithm owns such MSRs. The Brokerage Agreement may be terminated by Rithm upon the occurrence of certain specified events. Termination events include, but are not limited to, a breach of the terms of the Brokerage Agreement (including, without limitation, the failure to meet performance standards and non-compliance with law in a material respect), the failure to maintain licenses which failure materially prevents performance of the contract, regulatory allegations of non-compliance resulting in an adversarial proceeding against Rithm, voluntary or involuntary bankruptcy, appointment of a receiver, disclosure in a Form 10-K or Form 10-Q that there is significant uncertainty about Altisource’s ability to continue as a going concern, failure to maintain a specified level of cash and an unapproved change of control. Rithm could decide to not renew or extend the term of the Brokerage Agreement upon its termination in August 2025, in which case Rithm may elect to use a brokerage service provider other than the Altisource subsidiaries for some or all of its REO. If any one of these termination events occurs and the Brokerage Agreement is terminated or if the Brokerage Agreement is not renewed or extended Altisource’s business and results of operations could be adversely affected.
In addition, Rithm operational changes, breach of the Brokerage Agreement or other actions that reduce the number of properties converting to REO status could: (i) reduce the volume of services that we provide on the applicable MSRs pursuant to our agreements with Ocwen, and (ii) reduce the volume of services that we provide pursuant to the Brokerage Agreement.
Technology disruptions, failures, defects or inadequacies, delays or difficulties in implementing software or hardware changes, acts of vandalism or the introduction of harmful code could damage our business operations and increase our costs.
We rely on critical technology to provide certain of our services. We rely on our proprietary technology in our Hubzu real estate marketing, Equator®, Equator.com, Trelix™ Connect, Vendorly®, RentRange®, REALSynergy®, Lenders One Loan Automation and other platforms. Certain of our proprietary technology includes licensed open source and third-party code or may be created or maintained by using low-code or other coding techniques that contain inherent risks. We also leverage third-party technology to provide certain of our services, including using third-party order management and billing technology, and using third-party technology to access data or take actions, such as governmental filings, and externally hosted and managed data centers and operating environments. Disruptions, failures, defects or inadequacies in our technology or third-party technology or related services we utilize, delays or errors in developing or maintaining our technology, or acts of vandalism, misuse or malicious use of our solutions, system attacks or the introduction of malicious code in technology we utilize, or the use of outdated or unsupported open source or third-party code may interrupt or delay our ability to provide products or services to our customers, impact our ability to satisfy performance requirements, or cause the loss, corruption or disclosure of data. We may be a particular target for network hackers or others with malicious intent due to our storage and processing of consumer information as part of providing our services or as a result of operating public-facing technology platforms, including, for example, our Hubzu marketing platform. Any sustained and repeated disruptions in these services may have an adverse impact on our and our customers’ business and results of operations and, in the case of acts of vandalism or introduction of harmful code, could necessitate improvements to our physical and cybersecurity practices that may require an investment of money, time and resources.
Many of our services and processes require effective interoperation with internal and external technology platforms and services, and failures in such interoperation could have a negative impact on our operations and the operations of our customers.
Further, our customers may require changes and improvements to the systems we provide to them to manage the volume and complexity, laws or regulations of their businesses, or to interoperate with other systems, which changes and improvements may be unfeasible, unsuccessful, costly or time-consuming to implement or may create disruptions in our provision of services to customers. Our customers may refuse to agree to modifications to technology or infrastructure that we provide to them or that interoperate with the technology or infrastructure we provide to them that we may believe are desirable to improve the reliability, performance, efficiency or cost in delivering. Additionally, the improper implementation or use of Altisource technology, such as Equator, by customers could adversely impact the operation of that technology, and potentially cause harm to our reputation, loss of customers, negative publicity or exposure to liability claims or government investigations or actions.
We depend on our ability to use services, products, data and infrastructure provided by third parties to maintain and grow our businesses.
We rely on certain third parties to provide services, products and solutions including certain data, infrastructure, technology, systems and functionality including a third-party hosted and managed data center and operating environment (collectively, “Inputs”) critical to our services, including our Hubzu real estate marketing, Field Services, Equator, Trelix Connect, Vendorly, RentRange and other solutions. The failure of such third parties to provide or make available the Inputs in accordance with applicable requirements could negatively impact our ability to provide our services or perform transactions and to meet our obligations. In addition, these third parties could cease providing or reduce the availability, type, details or other aspects of the Inputs, and change the pricing, performance or functionality of the Inputs. If such Inputs become unavailable or too expensive and we are unable to obtain suitable alternatives and efficiently and effectively integrate these alternatives into our service offerings or infrastructure, we could experience service disruptions, increased costs and reduced quality of our services.
The Company’s databases contain our proprietary information, the proprietary information of third parties and personal information of our customers, consumers, vendors and employees. Our failure to comply with applicable information management requirements or best practices or the legal rights of individuals about whom we collect or process personal information, or an unauthorized disclosure of information, could subject us to adverse publicity, investigations, fines, costly government enforcement actions or private litigation and expenses.
As part of our business we collect, store, process, transfer and dispose in tangible and electronic forms customer, consumer, vendor and employee personal information (“PI”). We and our vendors rely on processes that are intended to provide necessary notices regarding the collection, storage, processing and destruction of PI, and to permit subjects to exercise their legal rights concerning their PI in our possession. If those processes are not sufficient or experience an error or other disruption, we or our vendors may fail to comply with applicable requirements concerning PI. In addition, we rely on the security of our facilities, networks, databases, systems and processes and, in certain circumstances, third parties, such as vendors, to protect PI. If our controls and those of our customers or vendors are not effective, are outdated or do not exist, or if we fail to detect or respond to attacks or intrusions, unauthorized parties may gain access to our networks or databases or information, or those of our customers or vendors with which we interconnect or share information, and they may be able to steal, publish, delete, or modify PI. In addition, employees may intentionally or inadvertently cause data or security breaches that result in unauthorized release of such PI. Further, our efforts to delete or destroy PI may not be consistent with our disclosed policies or may not be successful, resulting in the theft or unintentional disclosure of PI, including when disposing of media on which PI may be stored. In such circumstances, our business could be harmed and we could be liable to our customers, employees or vendors, or to regulators, consumers or other parties, as well as be subject to notification requirements or regulatory or other actions for breaching applicable laws or failing to adequately protect such information. This could result in costly investigations and litigation, civil or criminal penalties, large scale remediation requirements, operational changes or other response measures, significant penalties, fines, settlements, costs, consent orders, loss of consumer confidence in our security measures and negative publicity.
The insurance underwriting loss limitation methods we use could fail.
Altisource, through its subsidiary Association of Certified Mortgage Originators Risk Retention Group, Inc., provides certified loan insurance to its customers. Altisource reduces a portion of its risk of insurance loss through third-party reinsurance. The incidence and severity of claims against insurance policies are inherently unpredictable. Although we attempt to manage our exposure to insurance underwriting risk through the use of disciplined underwriting controls and the purchase of third-party reinsurance, we maintain first loss exposure and the frequency and severity of claims could be greater than contemplated in our pricing and risk management methods and our controls and mitigation efforts may not be effective or sufficient.
We also face counterparty risk when purchasing reinsurance from third-party reinsurers. The insolvency or unwillingness of any of our present or future reinsurers to contract with us or make timely payments to us under the terms of our reinsurance agreements could have an adverse effect on us. Further, there is no certainty that we will be able to purchase the amount or type of reinsurance we desire in the future or that the reinsurance we desire will be available on terms we consider acceptable or with reinsurers with whom we want to do business.
Under certain material agreements to which we are currently a party or into which we may enter in the future, the formation by shareholders of Altisource of a “group” with ownership of Altisource capital stock exceeding a defined percentage may give rise to a termination event or an event of default.
Under certain of our material agreements a change of control would be deemed to occur if, among other things, a “group” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) is formed by shareholders holding beneficial ownership of a defined percentage of the combined voting power or economic interest of our capital stock. The Brokerage Agreement with Rithm’s licensed brokerage subsidiary contains a similar provision, and we may enter into material agreements in the future that contain similar provisions. The formation of a “group” could occur without the involvement of or input by us, and we are not in a position to prevent such an event from occurring. Such a change of control could constitute a termination event or an event of default under these agreements.
Risks Related to Human Capital
The majority of our employees and contractors work from locations other than in our facilities, which could negatively impact our control environment or productivity and create additional risks for our business, including increasing our risk for cybersecurity breaches or failures.
A significant portion of our workforce works from locations other than our facilities (“Remote Work Environment”). We may incur significant costs associated with the Remote Work Environment and we may not be able to increase our fees to cover the additional costs. Employing a Remote Work Environment could decrease workforce productivity, including due to a lower level of oversight, supervision or monitoring, increased distractions, impediments to real-time communication or other challenges to effective collaboration, use of slower residential internet connections, the instability, inadequacy or unavailability of our network, unstable electrical services or unreliable internet access. We also may face increased data privacy and security risks resulting from the use of non-Altisource networks to access information and to provide services. Additional risks to our systems and data as well as customer, vendor and borrower data are increased phishing activities targeting our workforce, vendors and counterparties in transactions and the possibility of attacks on our systems or systems of our remote workforce. A Remote Work Environment could also negatively impact certain controls, such as our financial reporting systems, internal control over financial reporting and disclosure controls and procedures, and controls designed to detect or prevent misconduct. If any reduction in productivity or data privacy or cybersecurity failures or breaches or issues with our controls occurs, we may incur additional costs to address such issues and our financial condition and results may be adversely impacted.
In addition, our Remote Work Environment may result in difficulties creating and maintaining accurate records of where our employees are working from. Such uncertainty in employee location may subject us to risks related to certain state taxes or maintaining certain state licenses.
We rely on vendors for many aspects of our business. If our vendor oversight activities are ineffective, we may fail to meet customer or regulatory requirements. We may face difficulties sourcing required vendors or managing our relationships with vendors.
We rely on vendors to provide goods and services in relation to many aspects of our operations, including field services providers and certain providers of web-based services or software as services. Our dependence on these vendors makes our operations vulnerable to the unavailability of such vendors, the pricing and quality of services and products offered by such vendors, solvency of those vendors and such vendors’ failure to perform adequately under our agreements with them. In addition, where a vendor provides services or products that we are required to provide under a contract with a customer, we are generally responsible for such performance and could be held accountable by the customer for any failure of performance by our vendors or related defects. If our vendor sourcing efforts are not effective or if we are otherwise not able to secure an appropriate supply and quality of vendors, services or supplies, or if vendors are prohibited or prevented from performing the services or providing the products for which we contract, including as the result of restrictions imposed by state or local governments or health departments, we may be unable to provide services or compliant services. If our vendor oversight activities are ineffective or if a vendor fails to provide the services or products that we require or expect, or fails to meet contractual requirements, such as service levels or compliance with applicable laws, the failure could negatively impact our business by adversely affecting our ability to serve our customers or subjecting us to litigation and regulatory risk for ineffective vendor oversight. Furthermore, the failure to obtain services or products at anticipated pricing could impact our cost structure and the prices of our services and we may not be able to increase our fees to cover the additional costs. In addition, Altisource may be contractually required by its customers or by applicable regulations to oversee its vendors and document procedures performed to demonstrate that oversight. If we fail to meet such customer or regulatory requirements, or we face difficulties managing our relationships with vendors, we may lose customers or may no longer be granted referrals for certain services or could be subject to adverse regulatory action.
We make extensive use of contractors in certain of our lines of business. If we are required to reclassify contractors as employees, we may incur fines and penalties and additional costs and taxes.
A significant number of contractors provide services in our operations for whom we do not pay or withhold any federal, state or local employment tax or provide employee benefits. These contractors may be retained by us or retained by vendors providing services to us. There are a number of tests used in determining whether an individual is an employee or a contractor. There can be no assurance that we are in compliance, or that legislative, judicial or regulatory (including tax) authorities will not introduce proposals or assert interpretations of existing rules and regulations that would change, or at least challenge, the classification of our contractors. The United States Internal Revenue Service or other United States federal or state authorities or similar authorities of a foreign government may determine that we or our vendors have misclassified our contractors for employment tax or other purposes and, as a result, seek additional taxes from us, require us to pay certain compensation or benefits to wrongly classified employees, or attempt to impose fines or penalties. In addition, contractors or contractors or employees of our vendors may assert claims that they are our employees and seek to recover compensation, benefits, damages and penalties from us. If we are required to pay employer taxes, pay backup withholding compensation, benefits, damages or penalties with respect to prior periods with respect to or on behalf of our contractors or contractors or employees of our vendors, our operating costs will increase.
We could have conflicts of interest with Ocwen, Rithm, Deer Park Road Management Company L.P., or affiliates of the foregoing, and/or certain of our shareholders, members of management, employees and members of our Board of Directors, which may be resolved in a manner adverse to us.
We have significant business relationships with and provide services to Ocwen and to Rithm, a revolving line of credit with a fund managed by Deer Park Road Management Company L.P (“Deer Park”), business relationships with certain companies, in which William C. Erbey has invested, and Deer Park owns Altisource debt as a lender pursuant to our senior secured term loan agreements. Deer Park and William C. Erbey have disclosed that they own equity interest in Altisource representing approximately 24% and 38%, respectively, of Altisource’s outstanding common stock as of September 30, 2022. As of November 18, 2022, Deer Park owned approximately 18% of Altisource’s senior secured term loan debt. Certain members of our management and independent members of our Board of Directors (or entities affiliated with such Board of Directors members) have direct or beneficial equity interests in Ocwen or in Rithm, including in one instance, equity interests in Ocwen (estimated to be slightly less than 9%) and Altisource (approximately 24%) as well as debt of both of these parties, equity interests in Rithm (less than 1%) and a management position at and equity interest in Deer Park. Such interests and relationships could create, or appear to create, potential conflicts of interest with respect to matters potentially or actually involving or affecting us and Ocwen, Rithm, Deer Park, William C. Erbey or their affiliates. There can be no assurance that we will implement measures that will enable us to manage such potential conflicts. There can be no assurance that any current or future measures that may be implemented to manage potential conflicts will be effective or that we will be able to manage or resolve all potential conflicts with Ocwen, Rithm, Deer Park, William C. Erbey or their affiliates and, even if we do, that the resolution will be no less favorable to us than if we were dealing with another third party that has none of the connections we have with Ocwen, Rithm, William C. Erbey or Deer Park. There can be no guarantee that we will be able to continue to implement appropriate measures to manage these potential conflicts of interest.
Our success depends on the relevant industry experience and relationships of certain members of our Board of Directors, executive officers and other key personnel.
Our success is dependent on the efforts and abilities of members of our Board of Directors, our executive officers and other key employees, many of whom have significant experience in the real estate and mortgage, financial services and technology industries or play a substantial role in our relationship with certain customers. In particular, we are dependent on the services of members of our Board of Directors and key executives at our corporate headquarters and personnel at each of our lines of business and support groups. In addition, certain members of our Board of Directors, executive officers or other key employees have relationships with certain customers or vendors that facilitate our business and operations. The loss of the services of any of these members of our Board of Directors, executives or key personnel could have an adverse effect on our business and results of operations or relationships with certain customers or vendors.
To maintain our substance and leadership as a Luxembourg company, we seek to convene one or more Board of Directors meetings in Luxembourg each year and our executive management is largely based in Luxembourg. The travel required by our directors to Luxembourg, and potential future restrictions on and requirements for such travel, may serve as an impediment to attract and retain directors and director candidates. Our Luxembourg location can also make it difficult to attract and retain executive officers and other senior leadership and to achieve diversity in such roles.
We may face difficulties to attract, motivate and retain skilled employees.
Our business is labor intensive and places significant importance on our ability to recruit, engage, train and retain skilled employees. Additionally, demand for qualified professionals with experience in certain businesses or technologies may exceed available supply. Our ability to recruit and train employees is critical to achieving our growth objective. Further, some of our business operations require recruiting and retaining employees with certain professional licenses, particularly in the United States. An increase in demand for professionals licensed to work in our originations, real estate brokerage and auction, and default business, and significant turnover in those areas, may negatively impact our ability to attract and retain such professionals. We face inflationary wage pressures which may continue for an extended period. We may continue to encounter significant challenges in attracting and retaining employees as needed to satisfy demand or growth expectations for our services, or to be able to limit compensation related costs to make operations economically viable. We may not be able to attract and retain skilled employees. We may face an increase in wages or other costs of attracting, training or retaining skilled employees. In addition, attrition of current employees may negatively impact our ability to provide services of a quality or volume that satisfy applicable contractual obligations or that support our planned growth or expansion of services.
The presence of our operations in multiple countries subjects us to risks endemic to those countries.
We have employees and operations outside of the United States in countries such as Luxembourg, India and Uruguay. The occurrence of natural disasters, epidemics or other health emergencies, or political or economic instability impacting these countries, could interfere with work performed by these labor sources or could result in us having to replace or reduce these labor sources.
Furthermore, the practice of utilizing labor based in foreign countries has come under increased scrutiny in the United States. Governmental authorities could seek to impose financial costs or restrictions on foreign companies providing services to customers in the United States. Governmental authorities may attempt to prohibit or otherwise discourage our United States-based customers from sourcing services from foreign companies and, as a result, some of our customers may require us to use labor based in the

United States or cease doing business with Altisource. In addition, some of our customers may require us to use labor based in the United States for other reasons. To the extent that we are required to use labor based in the United States, we may not be able to pass on the increased costs of higher-priced United States-based labor to our customers.
Risks Related to our Growth Strategy
We may be unable to realize sales represented by our awarded business or sales pipeline.
We have significantly expanded the scope of services that we provide to our existing customer base and expanded our customer portfolio with the addition of new customers. As part of our business and financial planning, we make assumptions about the quantity and timing of services that each of these customers will order from us. In many instances, however, our customers may not be obligated to acquire our services or may only be obligated to acquire our services to the extent the customer can make use of such services. Our volume of sales may not materialize to the extent our customers elect to use providers of services other than us, or if economic or industry conditions exist such that our customers do not require the assumed quantity of services or reduce the fees paid for the services. For example, economic conditions and restrictions instituted by governmental authorities, GSEs, servicers or investors may negatively impact the quantity or timing of customer demand for our services despite the existence of an agreement. Our customers may use more than one provider for given services resulting in such customers varying over time the quantity or mix of services acquired from us versus other providers. Even in cases where our customer contracts require minimum purchases by a customer, we may be unable or we may determine that it is inadvisable for us to seek to enforce or collect upon the contractual minimums.
We may fail to adapt our services to changes in technology or in the marketplace related to mortgage servicing or originations, changing requirements of governmental authorities, GSEs and customers. Customers may seek to reduce reliance upon the number of service providers.
The markets for our services are characterized by constant technological and other changes, our customers’ and competitors’ frequent introduction of new services, and evolving industry standards and government regulations. We are currently in the process of, and from time to time will be, developing and introducing new services and technologies and improvements to existing services and technologies. Our future success will be significantly affected by our ability to complete our current efforts and in the future enhance, our services and technologies, and to develop and introduce new services that address the increasingly sophisticated needs of our customers and their customers, as well as our ability to reduce costs by relying on cloud architecture and other infrastructure advancements. These efforts may include implementing new real estate auction and marketing capabilities, as well as technological and other modifications to increase efficiency and flexibility in supplying our default-related and originations services. These initiatives carry the risks associated with any new service development effort, including cost overruns, delays in delivery and performance effectiveness. There can be no assurance that we will continue with our current efforts and be successful in developing, enhancing, marketing, selling and implementing new and improved services. In addition, we may experience difficulties that could delay or prevent the successful development, enhancement, introduction and marketing of these services. Our services and their enhancements may also not adequately meet the demands of the marketplace or governmental authorities and achieve market acceptance.
Customers of our default-related services and origination services may seek to reduce the number of service providers employed through vendor consolidation, insourcing (providing the services itself) or by other means. Such changes could reduce the demand for our services or control over the prices we are able to charge for our services.
Acquisitions to accelerate growth initiatives involve potential risks.
Historically, our strategy has included the acquisition of complementary businesses from time to time. In the future, we may consider acquisitions of or merger with other businesses that we believe could complement our business, offer us greater access in our current markets or offer us greater access and expertise in other asset types and markets that are related to ours but we do not currently serve. Our ability to pursue additional acquisitions in the future is dependent on our access to sufficient capital (equity and/or debt) to fund the acquisition and subsequent integration. Because of the obligations to maintain a minimum cash threshold in the Cooperative Brokerage Agreement and restrictions in our senior secured term loan agreement, we may not be able to secure adequate capital as needed on terms that are acceptable to us, or at all.
When we acquire new businesses, we may face a number of integration risks, including a loss of focus on our daily operations, the need for additional management, constraints on operating resources, constraints on financial resources from integration and system conversion costs and the inability to maintain key pre-acquisition relationships with customers, suppliers and employees. We may have particular integration risks as we are a Luxembourg-domiciled company, resulting in numerous changes that may need to be made immediately or promptly following closing of such an acquisition. In addition, any acquisition may result in the incurrence of additional amortization expense of related intangible assets, which could reduce our profitability. Failure to properly and timely integrate any acquired business may result in our inability to realize the expected value from the acquisition, which can lead us to generate less revenue and/or earnings than anticipated, and/or sell or otherwise dispose of the acquired business at a loss.
Risks Related to our Industry
Changes in economic and market conditions that reduce residential real estate sales or values or mortgage originations could negatively impact demand for our services.
Economic or market fluctuations such as a decrease in sales of residential properties or an increase in sales transaction timelines could reduce the demand for certain of our services related to marketing and real estate sale transactions, including services ancillary to such transactions, such as closing services and title insurance services. Typically, the volume of residential property sales decline and transaction timelines increase as residential mortgage interest rates increase, financing options and availability for borrowers decline or consumer confidence falls. A reduction in the volume of real estate transactions or the sales price of real estate could negatively impact our residential real estate brokerage and auction businesses which have commission fees that are generally set as a percentage based on the property sale price. Demand for services from other businesses, such as mortgage origination, valuation, title and closing, may also decline as a result of a reduction in real estate transaction volumes including from increasing residential mortgage interest rates. Home price appreciation typically increases equity in the borrowers’ homes providing borrowers with more options to avoid foreclosure and, therefore, reducing foreclosure auction and REO referrals and ancillary services such as closing and title insurance services.
Economic or market fluctuations that reduce the volume or value of residential mortgage originations or re-financings could decrease the demand for our mortgage origination and mortgage insurance related services, including those provided to members of the Lenders One mortgage cooperative. An increase in residential mortgage interest rates or a decline in financing available for borrowers as a result of an inflationary environment or government action responding to the same could result in a decrease in such demand. Increasing housing prices could also reduce the number of sale transactions resulting in a decrease in new mortgage originations.
A reduction in residential mortgage delinquencies, defaults or foreclosures in the United States can negatively affect demand for certain of our services.
We provide certain services to residential mortgage servicers and subservicers, as well as government sponsored entities, federal agencies and others, to protect, preserve, manage and potentially dispose of properties securing residential mortgage loans, when such loans become delinquent, default, undergo foreclosure or become a REO asset. Rates of residential mortgage delinquencies, defaults and foreclosures can be negatively impacted by numerous factors, including strengthening economic conditions, increasing housing equity from rising home values, decreasing residential mortgage interest rates, a reduction in the number of residential mortgages outstanding or a reduction in home ownership levels or governmental or servicer action. National servicing standards, federal and state government scrutiny and regulation, requirements specifying loan loss mitigation, modification and foreclosure procedures, rules instituted by governmental authorities, GSEs, servicers or investors preventing actions related to loan delinquencies and foreclosures, including moratoriums on foreclosures and mortgage payment forbearance plans may also reduce the number of mortgage loans entering the foreclosure process or suspend pending foreclosure and eviction actions. Such conditions could negatively impact demand for our default services. Reductions in the rates of residential mortgage delinquencies, defaults, foreclosures and REO would likely reduce demand for our services related to non-judicial foreclosures, inspecting, maintaining, valuing, marketing and selling such assets.
If faced with an extended period of decline in demand for and revenue from certain of our services as a result of economic conditions or due to government, GSE, servicer or investor restrictions related to loan delinquencies and foreclosures, including moratoriums on foreclosures and mortgage payment forbearance plans, we may be unable to sufficiently adjust our cost structure, in our operations that provide such impacted services or at the corporate level, to avoid negative impacts to net revenue or profits. We also may be unable to maintain our ability to offer such services in the future. The expiration dates of certain requirements that impact demand for our services may be indefinite or extended in the future making it difficult to predict when such requirements may end. In response to such conditions, we may be required to modify or suspend such operations which could negatively impact our ability to timely respond to an increase in demand for such services or to provide such services in the future, or which could cause us to incur significant expense to restart or scale such services in response to an increase in demand.
Developments that impact residential foreclosures or the supply or sale of REO could negatively affect demand for certain of our default-related services and negatively impact our ability to meet certain contractual performance metrics.
Reduction in residential foreclosures or the supply or sales of REO in the United States could reduce the demand for and volume of certain of our services, including foreclosure trustee, foreclosure auction, REO asset management, REO property inspection and preservation, real estate brokerage, real estate auction and marketing services, as well as sales of REO, especially in cases where more desirable properties are sold at foreclosure auctions and do not convert to REO. For example, we anticipate that the continuing impact of foreclosure and eviction moratoriums and residential mortgage loss mitigation requirements will extend the period of reduced foreclosure sales and supply of foreclosure auctions and REO we receive from our customers through the middle of 2024 compared to historical levels. Due to this timing, we anticipate that our later stage foreclosure auction and REO asset management services will not fully benefit from the early 2022 higher foreclosure initiations until late 2023 or early 2024. The reduced supply of REO or sales of REO could also impact our ability to meet certain contractually required service metrics, including those metrics tied to satisfying certain conversion percentage requirements as the size of the applicable population declines and the population of REO that remains is often the most difficult to sell. Reduced volumes may make it more difficult to provide services in an economic manner, undermine beneficial efficiencies, and increase the risks and costs of securing vendors to provide required services and products on a smaller scale.
We may not be able to effectively manage rapid or unanticipated increases in foreclosures or the supply or sale of REO which could negatively impact our ability to satisfy service level metrics that are tied to conversion rates or other percentage requirements. For example, if a service metric specifies that a certain percentage of the total population of REO is to be sold within a defined period of time, a rapid increase in the total REO population may increase the risk of failing to meet the defined percentage metric during the period required to prepare the newly added REO to be marketed.
Some of the service metrics which may be impacted include those related to REO conversion rates, aging of REO, time on market and sale price compared to valuation. If we fail to satisfy applicable performance metrics or perform in a manner satisfactory to our customers, such customers may reduce the services they acquire from us or otherwise terminate us as a service provider.
Risks Related to Our Common Stock
We may never pay dividends on our common stock so any returns would be limited to the appreciation of our stock.
We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate we will declare or pay any cash dividends for the foreseeable future. In addition, the terms of any future debt agreements may preclude us from paying dividends. Any return to stockholders will therefore be limited to the appreciation of their stock.
We may take advantage of specified reduced disclosure requirements applicable to a “smaller reporting company” under Regulation S-K, and the information that we provide to stockholders may be different than they might receive from other public companies.
We are a “smaller reporting company,” as defined under Regulation S-K. As a smaller reporting company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include, among other things, scaled disclosure requirements, including about our executive compensation arrangements.
We intend to continue to take advantage of certain of the scaled disclosure requirements of smaller reporting companies. We may continue to take advantage of these allowances until we are no longer a smaller reporting company. We will cease to be a smaller reporting company if we have (i) more than $250 million in market value of our shares held by non-affiliates as of the last business day of our second fiscal quarter or (ii) more than $100 million of annual revenues in our most recent fiscal year completed before the last business day of our second fiscal quarter and a market value of our shares held by non-affiliates more than $700 million as of the last business day of our second fiscal quarter. We may choose to take advantage of some but not all of these scaled disclosure requirements. Therefore, the information that we provide stockholders may be different than one might get from other public companies. Further, if some investors find our shares of common stock less attractive as a result, there may be a less active trading market for our shares of common stock and the market price of such shares of common stock may be more volatile.
The market price and trading volume of our stock may be volatile.
The market price of our common stock could be subject to significant fluctuations. Stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies or our sector. These broad market fluctuations may also adversely affect the trading price of our common stock.
In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management’s attention and resources, which could significantly impact our profitability and reputation.
Risks Related to Financing, Our Indebtedness and Capital Structure
If we are unable to generate sufficient cash flow or access the capital markets or our borrowing capacity is reduced, our liquidity and competitive position will be negatively affected.
An extended period of reduced demand for all or certain of our default-related services could negatively impact our cash flow such that we may need to use unrestricted cash on hand to satisfy our obligations, which would reduce our cash balance negatively impacting our liquidity. If the limitations on foreclosures and evictions, and the forbearance plans, instituted by governmental authorities, GSEs, servicers or investors in response to the COVID-19 pandemic are reimposed, this could lengthen the period of reduced demand for our default-related services, negatively impacting our liquidity.
In addition, our liquidity would be adversely affected by any inability to access the capital markets, volatility in the capital markets, unforeseen outflows of cash, funding for contingencies and increased regulatory liquidity requirements.
Our ability to borrow money could be limited, or our cost of borrowing could increase, due to volatility in the capital markets, worsening terms on which credit is available or limitations in our senior secured term loan agreements. In addition, our financial results, reduced revenue or cash flow, or volatility in the markets which we support, could negatively impact our ability to borrow or our ability to continue to satisfy the covenants and terms of our senior secured term loan agreements. If we were to have a default under our loan agreements, we would not be able borrow additional funds under our existing agreements and our lenders could seek to enforce the remedies available to them under our loan agreements. A reduction in our ability to borrow funds to support our operations would also reduce our ability to pursue our business strategy to diversify and grow our customer base.
Our primary source of liquidity is cash flows from operations and unrestricted cash. Our level of debt makes us sensitive to the effects of our declining financial performance and interest rate increases; our level of debt and provisions in our senior secured term loan agreements and credit facility could limit our ability to react to changes in the economy or our industry.
Our senior secured term loan makes us more vulnerable to changes in our results of operations because a portion of our cash flows from operations is dedicated to servicing our debt and is not available for other purposes. Our senior secured term loan is secured by virtually all of our assets and from time to time may trade at a substantial discount to face value. We are also subject to a credit agreement dated June 22, 2021 providing us with a revolving credit facility. This credit facility is secured by a lien on all equity in Altisource Business Solutions Private Limited (“ABSPL”), our main India subsidiary. The ABSPL equity was the sole remaining significant Altisource asset that was not subject to a security interest under the senior secured term loan agreements. Amounts borrowed pursuant to the credit facility also reduced the additional borrowing (outside of the revolver) permitted under our senior secured term loan agreements without lender approval. Our ability to raise additional debt is therefore largely limited, and in many circumstances would be subject to lender approval and could require modification of certain loan agreements. Additionally, increases in interest rates above 1% negatively impact our cash flows as the interest rate on our senior secured term loan is variable. The provisions of our senior secured term loan agreements could have other negative consequences to us including the following:
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limiting our ability to borrow money for our working capital, capital expenditures and debt service requirements or other general corporate purposes;

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limiting our flexibility in planning for, or reacting to, changes in our operations, our business or the industry in which we compete;

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requiring us to use a portion of our consolidated excess cash flow, as specified in the senior secured term loan agreements, to repay debt in the event our net debt less marketable securities to earnings before interest, taxes, depreciation and amortization (“EBITDA”) ratio, as specified in the senior secured term loan agreements, exceed certain thresholds; and

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placing us at a competitive disadvantage by limiting our ability to invest in our business.

Our ability to make payments on our indebtedness depends on our ability to generate cash in the future. As a result of the foreclosure and eviction moratoriums related to the COVID-19 pandemic, our cash flows were severely impacted. There can be no assurance that we will be able to achieve pre-COVID-19 levels of revenues and cash flows (adjusted for businesses sold or discontinued). If we do not generate sufficient cash flows and do not have sufficient cash on hand to meet our debt service and working capital requirements, we may need to seek additional financing, raise equity or sell assets, and our ability to take these actions may be limited by the terms of our senior secured term loan and the market. We may not be able to refinance our existing indebtedness when it becomes due, or obtain alternative financing on terms that are acceptable to us, or at all. Without any such financing, we could be forced to sell assets or reduce costs under unfavorable circumstances to make up for any shortfall in our payment obligations. If necessary, we may not be able to sell assets or reduce costs quickly enough or for sufficient amounts to enable us to meet our obligations. Failure to meet our debt service requirements could result in an event of default under our senior secured term loan agreement which, if not cured or waived, would result in the holders of the defaulted debt causing all outstanding amounts with respect to that debt to be immediately due and payable and potentially permitting lenders to execute applicable security interests, negatively impacting our future operations or ability to engage in other favorable business activities. An event of default under the senior secured term loan agreement would also constitute an event of default under our credit facility which in turn would provide certain of our customers, including Ocwen and Rithm, with the ability to terminate our agreements.

In addition, our senior secured term loan agreement contains covenants that limit our flexibility in planning for, or reacting to changes in, our business and our industry, including limitations on incurring additional indebtedness, making investments, adding new product lines, disposing or selling of assets, granting liens and merging or consolidating with other companies. Complying with these covenants may impair our ability to finance our future operations or capital needs or to engage in other favorable business activities.
Our failure to comply with the covenants or terms contained in our senior secured term loan agreements or our credit facility, including as a result of events beyond our control, could result in an event of default.
Our senior secured term loan agreements require us to comply with various operational, reporting and other covenants or terms including, among other things, limiting us from engaging in certain types of transactions. If we experience an event of default under our senior secured term loan agreements that is not cured or waived, it could result in a going concern uncertainty, which in turn could provide certain of our customers the ability to terminate our agreements and allow the holders of the defaulted debt to cause all amounts outstanding with respect to that debt to be immediately due and payable or choose to execute on applicable security interests. Our assets or cash flows may not be sufficient to fully repay borrowings under our outstanding senior secured term loan if accelerated upon an event of default and we may not be able to refinance or restructure the payments on the senior secured term loan.
In addition, our revolving credit facility requires us to comply with certain covenants or terms. If we experience an event of default under our credit facility that is not cured or waived, it could result in a going concern uncertainty, which in turn could result in a default to our senior secured term loan agreements or provide certain of our customers the ability to terminate our agreements. Such a default, even if waived, could also constitute a default under our senior secured term loan agreements.
We may be unable to repay the balance of our senior secured term loan upon maturity in April 2024, particularly if cash from operations fails to significantly improve, assets are not readily available for sale or we are unable to timely refinance on favorable terms or at all.
Our senior secured term loan agreements require us to repay the outstanding balance due in April 2024 ($247.2 million, based on scheduled repayments through the maturity date). If our cash from operations fails to significantly improve, there can be no assurance that our cash balances and other assets readily available for sale would be sufficient to fully repay borrowings under our outstanding senior secured term loan upon maturity in April 2024 or that we will be able to refinance the remaining portion of the debt sufficiently prior to the due date or on terms acceptable to us. If we were to default on the senior secured term loan, our lenders could take action adverse to our interests under the terms of the loan agreement, including seeking to take possession of the applicable collateral. In addition, a default under the senior secured term loan agreements could constitute a termination event under certain of our client or vendor agreements, which could adversely impact our revenue or cash flow or our ability to provide products and services. Under such circumstances, if we are not able to agree upon a resolution with our lenders, we might seek applicable legal protections including under bankruptcy law, which further could provide certain of our customers or vendors the ability to terminate our agreements. If we refinance the loan under less favorable terms, we may be required to accept a higher interest rate and debt-related costs, as well as additional restrictions and covenants which constrain our ability to finance and operate our business.
Our failure to maintain the net debt less marketable securities to EBITDA ratio contained in our senior secured term loan agreements could result in required payments to the lenders of a percentage of our excess cash flows.
Our senior secured term loan agreements require us to distribute to our lenders 50% of our consolidated excess cash flows, as specified in the senior secured term loan agreements, if our net debt less marketable securities to EBITDA ratio, as defined in the senior secured term loan agreements, exceeds 3.50 to 1.00, and 25% of our consolidated excess cash flows if our net debt less marketable securities to EBITDA ratio is 3.50 to 1.00 or less, but greater than 3.00 to 1.00. If we were required to distribute a portion of our excess cash flows to our lenders, we may be limited in our ability to support our business, grow our business through acquisitions or investments in technology and we may be limited in our ability to repurchase our common stock, pay dividends or take other potentially advantageous actions. There can be no assurance that we will maintain net debt less marketable securities to EBITDA ratio at levels that will not require us to distribute a portion of our excess cash flows to lenders.
We have a significant net operating loss recognized by one of our Luxembourg subsidiaries, Altisource S.à r.l. We may not be able to fully utilize this deferred tax asset before the net operating loss expires.
In connection with a merger of two of the Company’s wholly-owned subsidiaries in December 2017, which was recognized at fair value, a net operating loss of $1.3 billion with a 17 year life was generated, creating a deferred tax asset of $342.6 million. During 2019, the Company recognized a full valuation allowance with respect to this deferred tax asset. If Altisource S.à r.l. is unable to generate sufficient pretax income by 2034, the Company may not be able to fully utilize this deferred tax asset. In addition, changes in our structure or operations could prevent us from fully realizing the benefit of such deferred tax asset.
We have significant investments in goodwill and intangible assets recorded as a result of prior acquisitions and an impairment of these assets would require a write-down that would reduce our net income.
As a result of prior investments we have significant goodwill and intangible assets recorded in our financial statements. Goodwill and intangible assets are assessed for impairment annually or sooner if circumstances indicate a possible impairment. Factors that could lead to impairment of goodwill and intangible assets include significant under-performance relative to historical or projected future operating results, a significant decline in our stock price and market capitalization and negative industry or economic trends, among other indications of impairment. If the recorded values of goodwill and intangible assets are impaired, any such impairment would be charged to earnings in the period of impairment. In the event of significant volatility in the capital markets or a worsening of current economic conditions, we may be required to record an impairment charge, which would adversely affect our business and results of operations.
Cash, cash equivalents and escrow funds we hold at financial institutions could be lost and not recoverable.
We hold our cash and cash equivalents, including customer deposits held in escrow accounts pending completion of certain real estate activities, at various financial institutions. These cash balances expose us to purposeful misappropriation of cash by employees or others and unintentional mistakes resulting in a loss of cash which may not be recoverable.
Amounts that are held in escrow accounts for limited periods of time are not included in the accompanying consolidated balance sheets. We may become liable for funds owed to third parties as a result of purposeful misappropriation of cash by employees or others, unintentional mistakes or the failure of one or more of these financial institutions. There is no guarantee we would recover the funds deposited, whether through Federal Deposit Insurance Corporation coverage, private insurance or otherwise.
Foreign Exchange
We have operations in India, Luxembourg and Uruguay which may result in us being party to non-United States dollar denominated transactions or incurring obligations in currencies other than the United States dollar, including, for example, payroll, taxes, facilities-related expenses. Weakness of the United States dollar in relation to these applicable currencies (e.g., Euro, Indian rupee, Uruguayan peso) may increase our costs.
Risks Relating to Luxembourg Organization and Ownership of Our Shares
We are a Luxembourg company. The rights of shareholders under Luxembourg law may differ in certain respects from the rights afforded to shareholders of companies organized under laws in other jurisdictions. It may also be difficult to obtain and enforce judgments against us or our directors and executive officers.
We are a public limited liability company (société anonyme) organized and existing under the laws of, and headquartered in, Luxembourg. As a result, Luxembourg law and our amended and restated articles of incorporation, as amended from time to time (“Articles”) govern the rights of shareholders. The rights of shareholders under Luxembourg law may differ from the rights of shareholders of companies incorporated in other jurisdictions. A significant portion of our assets are owned outside of the United States. It may be difficult for our investors to obtain and enforce, in the United States, judgments obtained in United States courts against us or our directors based on the civil liability provisions of the United States securities laws or to enforce, in Luxembourg, judgments obtained in other jurisdictions including the United States.
A significant challenge of the Luxembourg tax regime or of its interpretation by the Luxembourg tax authorities, or its application of us or our business could have a negative impact us.
We received and historically operated under a tax ruling from the Luxembourg tax authorities, which would have expired in 2019 unless extended or renewed. In connection with an internal reorganization by the Company during 2017, we no longer operate under this tax ruling. The European Commission (“EC”) has initiated investigations into several EU member states, including Luxembourg, to determine whether these EU member states have provided tax advantages to companies pursuant to tax rulings or otherwise on a basis not allowed by the EU. While the EC’s investigations continue, it has concluded that certain companies in certain EU member states, including Luxembourg, have been provided such tax advantages. The EC is requiring these EU member states to recover from certain companies the prior year tax benefits they received.
Risks Relating to Regulation
Our business and the business of our customers are subject to extensive scrutiny and legal requirements. We, or our services, may fail or be perceived as failing to comply with applicable legal requirements.
Our business and the business of our customers are subject to extensive scrutiny and regulation by federal, state and local governmental authorities including the FTC, the CFPB, the SEC, HUD and state and local agencies, including those which license or oversee certain of our auction, real estate brokerage, mortgage services, trustee services, residential mortgage origination services and insurance services, as well as collection and use of personal data. We also must comply with a number of federal, state and local consumer protection laws. We are also subject to various foreign laws and regulations based on our operations or the location of our affiliates as well, including those pertaining to data protection, such as the GDPR. These foreign, federal, state and local requirements can and do change as statutes and regulations are enacted, promulgated or amended. Furthermore, the interpretation or enforcement by regulatory authorities of these requirements may change over time or may not be predictable or consistent with our interpretations or expectations. The creation of new regulatory authorities or changes in the regulatory authorities overseeing applicable laws and regulations may also result in changing interpretation or enforcement of such laws or regulations.
If governmental authorities impose new or more restrictive requirements or enhanced oversight related to our services or operations, we may be required to increase or decrease our prices, modify our contracts or course of dealing and/or we may incur significant additional costs to comply with such requirements. Additionally, we may be unable to adapt our services or operations to conform to the new laws and regulations.
Periodically, we are subject to audits and examinations by federal, state and local governmental authorities and receive subpoenas, civil investigative demands or other requests for information from such governmental authorities in connection with their regulatory or investigative authority. Responding to audits, examinations and inquiries will cause us to incur costs, including legal fees or other charges, which may be material in amount, and in addition, may result in management distraction or may cause us to modify or terminate certain services we currently offer. If any such audits, examinations or inquiries result in allegations or findings of non-compliance, we could incur significant penalties, fines, settlements, costs and consent orders that may curtail, restrict or otherwise have an adverse effect on our business.
Regulatory inquiries or determinations of failures to comply with applicable requirements could increase our costs and expose us to sanctions which could include limitations on our ability to provide services, or otherwise reduce demand for our services. Furthermore, even if we believe we comply with applicable laws and regulations, we may choose to settle such allegations in order to avoid the potentially significant costs of defending such allegations and to further avoid the risk of increased damages if we ultimately were to receive an unfavorable outcome, but such settlements may also result in further claims or create issues for existing and potential customers. Such settlements and additional actions could increase costs, place limitations on our services, and result in a reduction in demand.
From time to time, we may be subject to costly and time-consuming regulatory or legal proceedings that claim legal violations or wrongful conduct, including claims for violations of consumer protection laws, laws concerning PI or third-party intellectual property rights. These proceedings may involve regulators, customers, our customers’ clients, vendors, competitors, third parties or other large groups of plaintiffs and, if resulting in findings of violations, could result in substantial damages or indemnification obligations. Additionally, we may be forced to settle some claims and change our existing practices, services processes or technologies that are currently revenue generating. Certain regulations to which we are subject provide for potentially significant penalties such that even if we believe we have no liability for the alleged regulatory or legal violations or wrongful conduct, we may choose to settle such regulatory or legal proceedings in order to avoid the potentially significant costs of defending such allegations and to further avoid the risk of increased damages if we ultimately were to receive an unfavorable outcome; however, such settlements may also result in further claims or create issues for existing and potential customers. Such proceedings and settlement could increase our costs and expose us to sanctions, including limitations on our ability to provide services, or otherwise reduce demand for our services.
Failure to comply with US sanctions, including blocking certain activities in Sanctioned Countries, could expose us to penalties and other adverse consequences.
Our business activities may be subject to U.S. sanctions laws administered and maintained by the US government, including restrictions or prohibitions on transactions with, or on dealing in funds transfers to/from certain embargoed jurisdictions (currently, Iran, North Korea, Syria, Cuba, and the Crimea, so-called-Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine) (“Sanctioned Countries”). We have recently implemented internet protocol (“IP”) address blocking and screening mechanisms to promote compliance with US sanctions rules and regulations, although the blocking and screening mechanisms may not be able to completely block all unwanted IP access. A determination that we have failed to comply with US sanctions, whether knowingly or inadvertently, could result in the imposition of substantial penalties, including enforcement actions, fines, and civil and/or criminal penalties, and may adversely affect our business.
If we fail to timely make required disclosure filings with the U.S. Department of Treasury Financial Crimes Enforcement Network, we could be subject to fines and penalties.
We operate as a title insurance agent through one or more subsidiaries. As a title insurance agent, we are required by the U.S. Department of the Treasury to make Financial Crimes Enforcement Network Currency Transaction Report filings in connection with cash real estate transactions in specified United States jurisdictions which satisfy certain requirements (the “Filing Requirements”). Filings pursuant to the Filing Requirements must be made within a specified time period after a subject transaction closes and must be accompanied by certain information concerning the applicable transaction. If our procedures fail to identify transactions which are subject to the Filing Requirements, or if we fail to make required filings or fail to provide the required transaction information, we could be subject to civil, criminal and monetary penalties. The failure to satisfy the Filing Requirements could also cause us to be in breach of our agreements with the title insurance underwriter and could lead to termination of such agreements.
We are subject to licensing and regulation as a provider of certain services. If we fail to maintain our licenses or if our licenses are suspended or terminated, we may not be able to provide certain of our services. In addition, the lack of certain licenses in one or more jurisdictions could cause us to breach applicable contracts.
We are required to have and maintain licenses as a provider of certain product and services including, among others, services as a residential mortgage origination underwriter, valuation provider, appraisal management company, asset manager, property manager, title insurance agent, insurance broker and underwriter, real estate broker, auctioneer, foreclosure trustee and credit report provider in a number of jurisdictions. Our employees and subsidiaries may be required to be licensed by various state or regulatory commissions or bodies for the particular type of product or service provided and to participate in regular continuing education programs. If one or more of our licenses are lost, revoked, expire or limited, or if we fail to maintain or otherwise surrender one or more such license, we may be prohibited from doing business in certain markets. Further, certain of our agreements require that we possess and maintain certain licenses. The failure to hold such licenses may result in us breaching certain agreements, which could cause us to be subject to claims for damages, termination of applicable agreements or unable to obtain inputs required for certain of our services.
A violation by our customers of applicable legal requirements in the selection or use of our services could generate legal liability for us.
Certain of our services are provided at the direction and pursuant to the identified requirements of our customers, including property preservation, inspection, title, valuations, brokerage, auction, foreclosure and eviction services that are triggered by information provided by our customers. The failure of our customers to properly identify or account for regulatory requirements applicable to the use of our services, in selecting appropriate services for the intended purposes, or in specifying how services are rendered could expose us to significant penalties, fines, litigation, settlements, costs and consent orders.
Certain of our customers are subject to governmental oversight, regulations, orders, judgments or settlements which may impose certain obligations and limitations on their use of our services.
Participants in the industries in which we operate are subject to a high level of oversight and regulation. The failure of our services to meet applicable legal requirements could subject us to civil and criminal liability, loss of licensure, damage to our reputation, significant penalties, fines, settlements, adverse publicity, litigation, including class action lawsuits or administrative enforcement actions, costs and consent orders against us or our customers that may curtail or restrict our business as it is currently conducted. Such failures could also cause customers to reduce or cease using our services.
Certain of our customers are subject to vendor oversight requirements. As such, we are subject to oversight by our customers. If we do not meet the standards established by or imposed upon our customers, regulators allege that products or services provided by Altisource fail to meet applicable legal requirements, or if any other oversight procedures result in a negative outcome for Altisource, we may lose customers, may no longer be granted referrals for certain services, or may have to conform our business to address these standards.
The tax regulations, and the interpretation thereof, in the countries, states and local jurisdictions in which we operate periodically change, which may adversely affect our results due to higher taxes, interest and penalties, or our inability to utilize tax credits available to us.
Certain of our subsidiaries provide services in the United States and several other countries. Those jurisdictions are subject to changing tax environments, which may result in higher operating expenses or taxes and which may introduce uncertainty as to the application of tax laws and regulations to our operations. Furthermore, we may determine that we owe additional taxes or may be required to pay taxes for services provided in prior periods as interpretations of tax laws and regulations are clarified or revised. Changes in laws concerning sales tax, gross recipient tax, dividends, retained earnings, application of operating or other losses, and intercompany transactions and loans, among others, could impact us. We may not be able to raise our prices to customers or pass-through such taxes to our customers or vendors in response to changes, which could adversely affect our results of operations. If we fail to accurately anticipate or apply tax laws and regulations to our operations, we could be subject to liabilities and penalties. We may be unable to take advantage of operating losses or other tax credits to the full extent available or at all due to changes in tax regulations or our results of operations.
Our operations and intercompany arrangements are subject to the tax laws of various jurisdictions, and we could be obligated to pay additional taxes, which would harm our results of operations.
We conduct our operations in several countries, states and local jurisdictions and may be required to report our taxable income in various jurisdictions worldwide based upon our business operations in those jurisdictions. Our intercompany relationships are subject to complex transfer pricing regulations administered by taxing authorities in various jurisdictions. The amount of taxes paid in different jurisdictions may depend on the application of the tax laws of the various jurisdictions to our business activities, changes in tax rates, new or revised tax laws or interpretations of existing tax laws and policies, and our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. The relevant taxing authorities may disagree with our determinations as to the income and expenses attributable to specific jurisdictions. If such a disagreement were to occur, and our position was not sustained, we could be required to pay additional taxes, interest and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows and lower overall profitability of our operations.
We are subject to income, withholding, transaction and other taxes in numerous jurisdictions. Significant judgment will be required in evaluating its tax positions and its worldwide provision for taxes. During the ordinary course of our business, there are many activities and transactions for which the ultimate tax determination may be uncertain. We may be audited in various jurisdictions, and such jurisdictions may assess additional taxes, sales taxes and value added taxes against it. Even if we believe our tax estimates are reasonable, the final determination of any tax audits or litigation could be materially different from our historical tax provisions and accruals, which could have an adverse effect on our results of operations or cash flows in the period or periods for which a determination is made.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any accompanying prospectus supplement and the documents incorporated by reference into this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, about Altisource. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “could,” “should,” “projects,” “plans,” “goal,” “targets,” “potential,” “estimates,” “pro forma,” “seeks,” “intends” or “anticipates” or the negative thereof or comparable terminology. Forward-looking statements include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of various transactions, and statements about the future performance, operations, products and services of Altisource. We caution our stockholders and other readers not to place undue reliance on such statements.
You should read this prospectus, any accompanying prospectus supplement and the documents incorporated by reference completely and with the understanding that our actual future results may be materially different from what we currently expect. Our business and operations are and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the risk factors set forth in Part I — Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 3, 2022 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 3, 2022, and elsewhere in the other documents incorporated by reference into this prospectus.
You should assume that the information appearing in this prospectus, any accompanying prospectus supplement, any related free writing prospectus and any document incorporated herein by reference is accurate as of its date only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All written or oral forward-looking statements attributable to us or any person acting on our behalf made after the date of this prospectus are expressly qualified in their entirety by the risk factors and cautionary statements contained in and incorporated by reference into this prospectus. Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS
The intended application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the accompanying prospectus supplement relating to such offering.

DESCRIPTION OF CAPITAL STOCK
General Matters
Authorized Capital Stock
As of September 30, 2022, according to U.S. GAAP, there were 25,412,748 shares of our common stock issued, of which 9,296,429 shares were held as shares of common stock held as treasury stock, and 16,116,319 shares of our common stock outstanding. As accounted under Luxembourg law, as of September 30, 2022, there were 30,784,907 shares of our common stock issued, of which 14,727,548 shares were held as shares of common stock held as treasury stock, and 16,057,359 shares of our common stock outstanding.
Under our Articles, our Board of Directors has the authority (“capital autorisé”) until May 17, 2027 to issue up to 100,000,000 (one hundred million) shares of capital stock, with a par value of $1.00 (one United States dollar) per share, all of which are classified as common shares.
The following summary of certain terms of Altisource capital stock describes the material provisions of our Articles, the form of which is included as an exhibit to our registration statement on Form 10. The following summary does not purport to be complete and is subject to, and qualified in its entirety by, our Articles and by applicable provisions of law.
Common Stock
The holders of shares of Altisource common stock will be entitled to one vote for each share on all matters voted on by shareholders, and the holders of such shares will possess all voting power. Accordingly, the holders of the majority of the shares of Altisource common stock cast (excluding any abstentions, empty or invalid votes) at the shareholders’ meeting voting for the election of directors can elect all of the directors if they choose to do so. The holders of shares of Altisource common stock will be entitled to such dividends as may be proposed from time to time by our Board of Directors and approved by the shareholders’ meeting and, under Luxembourg law, only if the Company has sufficient distributable profits and retained earnings from previous fiscal years or if the Company has freely distributable reserves. To date, Altisource has not paid any cash dividends on its common stock, and we have no current plans to pay cash dividends. Under Luxembourg law, cash dividends paid by a Luxembourg company are, as a general rule, subject to a 15% withholding tax (or 17.65% if the Luxembourg company bears the withholding tax cost), unless (i) the domestic withholding tax exemption or (ii) a reduced rate under the relevant double tax treaty applies. In December 2012, Altisource distributed stock to its shareholders in Altisource Asset Management Corporation (“AAMC”) and Front Yard Residential Corporation (“RESI”) and paid cash for fractional shares of AAMC and RESI in connection with the spin-off transactions of AAMC and RESI from Altisource to its shareholders.
Transfer Agent and Registrar
Our transfer agent and registrar for Altisource common stock is American Stock Transfer & Trust Company. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, NY 11219.
Listing
Our common stock is listed on the NASDAQ Global Select Market under the symbol “ASPS.”
Certain Anti-Takeover Considerations
General
While Altisource’s Articles do not contain many of the typical provisions that would be considered to have an anti-takeover effect, Altisource’s directors and executive officers held 5.05% of the voting power of our outstanding voting stock as of September 30, 2022. Such concentration of voting power could discourage third parties from making proposals involving an acquisition of control of Altisource.

We set forth below a summary of certain provisions that possibly could impede or delay an acquisition of control of Altisource that our Board of Directors does not approve or otherwise support. We intend this summary to be an overview only and qualify it in its entirety by reference to the documents evidencing such provisions the forms of which we include as exhibits to the registration statement on Form 10, as well as the applicable provisions of Luxembourg law.
Number of Directors; Removal; Filling Vacancies
Our Articles provide that the number of directors on our Board of Directors shall not be less than three (whenever there is more than one shareholder), which is the legal minimum nor more than seven. Each member of the Board of Directors may be elected for a maximum (renewable) term of six years. Our Articles further provide that directors may be elected at a general meeting of shareholders by simple majority of the votes cast (excluding any abstentions, empty or invalid votes) by the shareholders present in person or represented by proxy at the meeting. A vacancy or a newly created directorship as proposed by the Board of Directors may be filled by the Board of Directors on a provisional basis pending approval by shareholders at a shareholders’ meeting. Directors may at any time, with or without cause, be removed from office by resolution of the shareholders at a general meeting of shareholders, provided that a proposal for such resolution has been put on the agenda for the meeting in accordance with the requirements of Luxembourg law and our Articles or if the holders or proxies of all shares are present.
No Shareholder Action by Written Consent; Special Meetings
Altisource’s Articles provide that shareholders may take action at an annual or special shareholders’ meeting. Special meetings of shareholders may be called only if (1) Altisource’s Board of Directors or its auditors deem it necessary; or (2) if shareholders holding together 10% or more of our share capital request it. Altisource’s Articles do not allow for shareholder action by written consent in lieu of a meeting.
Amendment of the Articles
Any proposal to amend, alter, change or repeal any provision of Altisource’s Articles requires the affirmative vote (excluding any abstentions, empty or invalid votes) at the extra-ordinary shareholders’ meeting of the holders to be held before a Luxembourg civil law notary of at least two-thirds of the votes present and/or represented and a quorum of at least 50% of the share capital presented and/or represented.
Supermajority Vote for Certain Actions
Our Articles and Luxembourg company law provide that certain Altisource actions require the affirmative vote of shareholders holding at least 2/3 of the votes present/represented and majority quorum of at least 50% of the share capital represented at the shareholders’ meeting. Such actions include: any change to Altisource’s Articles; any changes to the corporate purpose; any changes to the rights attached to shares; any increase in the share capital; the issuing of a new class of shares; and any merger, demerger or liquidation.
Indemnification of Directors and Officers
The following summary of material terms is qualified in its entirety by reference to the complete text of the statutes referred to below and our Articles.
Altisource shall indemnify its directors and officers unless the liability results from their gross negligence or willful misconduct. Altisource’s Articles make indemnification of directors and officers and advancement of expenses (except in cases where Altisource is proceeding against an officer or director) to defend claims against directors and officers mandatory on the part of Altisource to the fullest extent allowed by law. Under Altisource’s Articles, a director or officer may not be indemnified if such person is found, in a final judgment or decree not subject to appeal, to have committed willful misconduct or a grossly negligent breach of his or her statutory duties as a director or officer. Luxembourg law permits the company, or each director or officer individually, to purchase and maintain insurance on behalf of such directors and officers. Altisource may obtain such insurance from one or more insurers.

Altisource also may enter into indemnification agreements with each of its directors and executive officers to provide for indemnification and expense advancement (except in cases where Altisource is proceeding against an officer or director) and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. We expect any such agreement to provide that Altisource will indemnify each director and executive officer against claims arising out of such director or executive officer’s service to Altisource except (i) for any claim as to which the director or executive officer is adjudged in a final and non-appealable judgment to have committed willful misconduct or a grossly negligent breach of his duties or (ii) in the case of fraud or dishonesty by the director or executive officer. We also expect any such agreement to provide that expense advancement is provided subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that he is not entitled to indemnification.
Altisource’s Board of Directors (if a majority of the Board is disinterested in the claim under which the officer or director is seeking indemnification) or an independent counsel will determine whether an indemnification payment or expense advance should be made in any particular instance and the executive officer or director seeking indemnification may challenge such determination. Indemnification and advancement of expenses generally will not be made in connection with proceedings brought by the indemnitee against Altisource.

DESCRIPTION OF WARRANTS
The following description, together with the additional information we may include in the applicable prospectus supplements and free writing prospectuses we have authorized for use in connection with a specific offering, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which may consist of warrants to purchase common stock.
Warrants may be issued independently or together with common stock, offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe the particular terms of any series of warrants that we may offer in more detail in the applicable prospectus supplement and any applicable free writing prospectus we authorize for use in connection with the specific offering. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.
We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, if any, including a form of warrant certificate, that describes the terms of the particular series of warrants we are offering. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectuses we have authorized for use in connection with a specific offering, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.
General Matters
We will describe in the applicable prospectus supplement the terms relating to a series of warrants being offered, including:
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the title of such securities;

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the offering price or prices and aggregate number of warrants offered;

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the currency or currencies for which the warrants may be purchased;

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if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

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if applicable, the date on and after which the warrants and the related securities will be separately transferable;

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if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

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in the case of warrants to purchase common stock, the number of shares of common stock, as the case may be, purchasable upon the exercise of one warrant and the price at which, and the currency in which, these shares may be purchased upon such exercise;

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the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

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the terms of any rights to redeem or call the warrants;

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the terms of any rights to force the exercise of the warrants;

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any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

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the dates on which the right to exercise the warrants will commence and expire;

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the manner in which the warrant agreements and warrants may be modified;

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a discussion of any material or special United States federal income tax consequences of holding or exercising the warrants;

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the terms of the securities issuable upon exercise of the warrants; and

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any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:
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in the case of warrants to purchase common stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants
Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.
Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent in connection with the exercise of the warrant.
Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.
Governing Law
Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements, and any claim, controversy or dispute arising under or related to the warrants or warrant agreements, will be governed by and construed in accordance with the laws of Luxembourg.
Enforceability of Rights By Holders of Warrants
Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.
Warrant Agreement Will Not Be Qualified Under Trust Indenture Act
No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.
Calculation Agent
Calculations relating to warrants may be made by a calculation agent, an institution that we appoint as our agent for this purpose. The prospectus supplement for a particular warrant will name the institution that we have appointed to act as the calculation agent for that warrant as of the original issue date for that warrant. We may appoint a different institution to serve as calculation agent from time to time after the original issue date without the consent or notification of the holders.
The calculation agent’s determination of any amount of money payable or securities deliverable with respect to a warrant will be final and binding in the absence of manifest error.

PLAN OF DISTRIBUTION
We may sell the securities from time to time pursuant to underwritten public offerings, direct sales to the public, “at the market” offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, through agents or directly to one or more purchasers. We may distribute securities from time to time in one or more transactions:
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at a fixed price or prices, which may be changed;

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at market prices prevailing at the time of sale;

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at prices related to such prevailing market prices; or

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at negotiated prices.

A prospectus supplement or supplements (and any related free writing prospectus that we may have authorized for use in connection with a specific offering) will describe the terms and conditions of the offering of the securities, including, to the extent applicable:
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the name or names of the underwriters, if any;

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the purchase price of the securities or other consideration therefor, and the proceeds, if any, we will receive from the sale;

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any over-allotment options under which underwriters may purchase additional securities from us;

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any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

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any public offering price;

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any discounts or concessions allowed or re-allowed or paid to dealers; and

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any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.
If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.
We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.
We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.
We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we may offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.
Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.
Any underwriters that are qualified market makers on the Nasdaq Global Select Market may engage in passive market making transactions in the common stock on the Nasdaq Global Select Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

LEGAL MATTERS
The validity of the common stock and warrants will be passed upon for us by NautaDutilh Avocats Luxembourg S.à r.l, and certain matters of U.S. federal law will be passed upon by Paul Hastings LLP, London, United Kingdom. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS
The consolidated financial statements of Altisource as of December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021 incorporated by reference in this prospectus have been so incorporated in reliance on the report of Mayer Hoffman McCann, P.C. an independent registered public accounting firm, upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities being offered under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Altisource Portfolio Solutions S.A. The SEC’s Internet site can be found at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
This prospectus supplement is part of a registration statement filed with the SEC. The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement. We incorporate by reference into this prospectus supplement and the registration statement of which this prospectus supplement is a part the information or documents listed below that we have filed with the SEC:
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Our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 3, 2022;

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Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, filed with the SEC on April 28, 2022, July 28, 2022 and November 3, 2022, respectively;

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Our Current Reports on Form 8-K filed with the SEC on (i) March 7, 2022, (ii) April 15, 2022, (iii) May 18, 2022, (iv) May 27, 2022, (v) August 22, 2022, and (vi) December 12, 2022;

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The description of the Registrant’s common stock set forth in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021 (File No. 001-1462418), filed with the SEC on March 3, 2022, including any amendments or reports filed for the purpose of updating such description; and

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Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 4, 2022.

In addition, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus supplement is a part and prior to the effectiveness of such registration statement and all such documents that we file with the SEC after the date of this prospectus supplement and before the termination of the offering of our securities shall be deemed incorporated by reference into this prospectus supplement and to be a part of this prospectus supplement from the respective dates of filing such documents.
Any statement contained in a document incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
You may obtain copies of any of these filings by contacting us at the address and telephone number indicated below. Documents incorporated by reference are available from us without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus supplement, by requesting them in writing or by telephone at:
Altisource Portfolio Solutions S.A.
33, Boulevard Prince Henri
L-1724 Luxembourg
Grand Duchy of Luxembourg
(352) 20 60 20 55

Altisource Portfolio Solutions S.A.
Shares of Common Stock

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager
B. RILEY SECURITIES
September 7, 2023